UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Service Corporation International
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Service Corporation International

Proxy Statement and 2014 Annual Meeting Notice

2014 Annual Meeting

Date: Wednesday, May 14, 2014
Time: 9:00 a.m. Houston time
Place: Conference Center, Heritage I and II
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019

Service Corporation International
1929 Allen Parkway, P.O. Box 130548
Houston, Texas 77219-0548 April 3, 2014

Dear Shareholder,
As an owner of shares of Service Corporation International, please accept my invitation to attend the Company's Annual Meeting of Shareholders. It is scheduled for Wednesday, May 14, 2014, at 9:00 a.m. Houston time in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas.
On behalf of the Board of Directors and all associates of the Company, we appreciate your continuing support. I look forward to greeting in person all shareholders who are able to join us at our Annual Meeting.
Sincerely,

R. L. Waltrip
Chairman of the Board

Service Corporation International
1929 Allen Parkway, P.O. Box 130548
Houston, Texas 77219-0548

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 14, 2014

To Our Shareholders:
The Annual Meeting of Shareholders of Service Corporation International (“SCI” or the “Company”) will be held in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas at 9:00 a.m. Houston time on May 14, 2014 for the following purposes:

1.	To elect three nominees to the Board of Directors (the “Board”).

2.	To approve the appointment of PricewaterhouseCoopers LLP as SCI's independent registered public accounting firm for the 2014 fiscal year.

3.	To approve, on an advisory basis, the named executive officer compensation.

4.	Consideration of one shareholder proposal, if presented.
The Company will also transact such other business that may properly come before the meeting. Only shareholders of record at the close of business on March 17, 2014 are entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding shares entitled to vote is required for a quorum.
It is important that your shares are represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting in person, please vote your shares at your earliest convenience in order to ensure a quorum at the meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.
By Order of the Board of Directors,

Gregory T. Sangalis
Senior Vice President, General Counsel and Secretary
Houston, Texas
April 3, 2014

Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548

PROXY STATEMENT

Proxy Voting: Questions & Answers

Q:	Who is entitled to vote?
A: Shareholders of record who held common stock of SCI at the close of business on March 17, 2014 are entitled to vote at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”). As of the close of business on that date, there were outstanding 213,493,983 shares of SCI common stock, $1.00 par value (“Common Stock”).
Q: What are shareholders being asked to vote on?
A: Shareholders are being asked to vote on the following items at the Annual Meeting:

1.	Election of four nominees to the Board of Directors.

2.	Approval of PricewaterhouseCoopers LLP as SCI's independent registered public accounting firm for the 2014 fiscal year.

3.	Consideration of an advisory vote to approve named executive officer compensation.

4.	Consideration of one shareholder proposal, if presented.
The Company will also transact such other business as may properly come before the meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval of each of the proposals.
Q: How do I vote my shares?
A: You can vote your shares using one of the following methods:

•	Vote through the internet at www.proxyvote.com using the instructions on the proxy or voting instruction card.

•	Vote by telephone using the toll-free number shown on the proxy or voting instruction card.

•	Complete, sign and return a written proxy card in the pre-stamped envelope provided.

•	Attend and vote at the meeting.
Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Unless you are planning to vote at the meeting, your vote must be received on or before May 13, 2014.
Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. Your vote at the meeting will constitute a revocation of your earlier voting instructions.
Q: What if I want to vote in person at the Annual Meeting?

A: The Notice of Annual Meeting of Shareholders provides details of the date, time and place of the Annual Meeting, if you wish to vote in person.
Q: How does the Board of Directors recommend voting?
A: The Board of Directors recommends voting:

•	FOR each of the three nominees to the Board of Directors. Biographical information for each nominee is outlined in this Proxy Statement under “Election of Directors”.

•	FOR approval of PricewaterhouseCoopers LLP as SCI's independent registered public accounting firm for the 2014 fiscal year.

•	FOR approval, on an advisory basis, of named executive officer compensation.

•	AGAINST the shareholder proposal, if presented, regarding election of each director annually.
Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for directors will be voted for a substitute nominee(s) chosen by the Board.
Q: If I give my proxy, how will my stock be voted on other business brought up at the Annual Meeting?
A: By submitting your proxy, you authorize the persons named on the proxy card to use their discretion in voting on any other matters properly brought before the Annual Meeting. At the date hereof, SCI does not know of any other business to be considered at the Annual Meeting.
Q: Why is it important to vote via the internet or telephone, or send in my proxy card so that it is received on or before May 13, 2014?
A: The Company cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of SCI common stock as of March 17, 2014 is present at the meeting in person or by proxy. It is for this reason that we urge you to vote via the internet or telephone or send in your completed proxy card(s) as soon as possible, so that your shares can be voted even if you cannot attend the meeting.
Q: Can I revoke my proxy once I have given it?
A: Yes. Your proxy, even though executed and returned, may be revoked any time prior to the time that it is voted at the Annual Meeting by a later-dated proxy or by written notice of revocation filed with the Secretary, Gregory T. Sangalis. Alternatively, you can attend the Annual Meeting, revoke your proxy in person, and vote at the meeting itself.
Q: How will the votes be counted?
A:  Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, they will be voted (i) for the nominees listed therein (or for other nominees as provided above), (ii) for approval of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm, (iii) for approval on an advisory basis of named executive officer compensation, and (iv) against the shareholder proposal. Holders of SCI common stock are entitled to one vote per share on each matter considered at the Annual Meeting. In the election of directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are to be elected as directors. Shareholders do not have the right to cumulate votes in the election of directors. Abstentions are counted towards the calculation of a quorum. An abstention has the same effect as a vote against a proposal, or in the case of the election of directors, as shares for which voting power has been withheld.
Q: What if my SCI shares are held through a bank or broker?
A:  If your shares are held through a broker or bank, you will receive voting instructions from your bank or broker describing how to vote your stock. If you do not vote your shares, your broker or bank does not have the discretion to vote your shares on the proposals, except that they have the discretion to vote your shares for approval of Pricewaterhouse Coopers LLP as SCI's independent registered public accounting firm for the 2014 fiscal year. A “broker non-vote” refers to a proxy that votes on one matter, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our Annual Meeting: for purposes of determining whether a quorum is present, a broker non-vote is deemed to be present at the meeting; for purposes of the election of directors and other matters to be voted on at the meeting, a broker non-vote will not be counted.
Q: How does a shareholder or interested party communicate with the Board of Directors, committees or individual directors?
A:  Any shareholder or interested party may communicate with the Board of Directors, any committee of the Board, the non-management directors as a group or any director, by sending written communications addressed to the Board of Directors of Service Corporation International, a Board committee, the non-management directors or such individual director or directors, c/o Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors (or other addressee) at the next regular Board meeting.
Q: What is the Company's Web address?
A:  The SCI home page is www.sci-corp.com. At the website, the following information is available for viewing. The information below is also available in print to any shareholder who requests it.

•	Bylaws of SCI

•	Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee

•	Corporate Governance Guidelines

•	Principles of Conduct and Ethics for the Board of Directors

•	Code of Conduct and Ethics for Officers and Employees
Q: How can I obtain a copy of the Annual Report on Form 10-K?
A: A copy of SCI's 2013 Annual Report on Form 10-K is furnished with this proxy statement to each shareholder entitled to vote at the Annual Meeting. If you do not receive a copy of the Annual Report on Form 10-K, you may obtain one free of charge by writing to Investor Relations, P.O. Box 130548, Houston, Texas 77219-0548.
This Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card are furnished to shareholders beginning on or about April 3, 2014.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors consists of eleven members and is divided into three classes, each with a staggered term of three years. At this year's Annual Meeting, shareholders will be asked to elect four directors to the Board. These directors will be elected for three-year terms expiring in 2017. Set forth below are profiles for each of the four candidates nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election by shareholders at this year's Annual Meeting. Directors are elected by a majority of votes cast.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE FOLLOWING NOMINEES.

Thomas L. Ryan
Age: 48	Director Since: 2004	Term Expires: 2017

Mr. Ryan was elected Chief Executive Officer of Service Corporation International in February 2005 and has served as President of SCI since July 2002. Mr. Ryan joined the Company in 1996 and served in a variety of financial management roles until November 2000, when he was asked to serve as Chief Executive Officer of European Operations based in Paris, France. In July 2002, Mr. Ryan returned to the United States where he was appointed President and Chief Operating Officer of SCI. Before joining SCI, Mr. Ryan was a certified public accountant with Coopers & Lybrand LLP for eight years. He holds a bachelor's degree in business administration from the University of Texas at Austin. Mr. Ryan serves as Chairman of the Board of Trustees of the United Way of Greater Houston. Mr. Ryan also serves on the Board of Directors of the Greater Houston Partnership and the University of Texas McCombs Business School Advisory Council. The Board of Directors believes that Mr. Ryan should serve as a Director because of his extensive knowledge and experience related to the death care industry and the Company as well as his executive, accounting and business experience as described above.

SCI Common Shares Beneficially Owned (1): 4,145,236 (2) Other Directorships in Last Five Years: Chesapeake Energy Corporation, Texas Industries, Inc. and Weingarten Realty Investors

Malcolm Gillis
Age: 73	Director Since: 2004	Term Expires: 2017

Malcolm Gillis, Ph.D., is a University Professor and former President of Rice University, a position he held from 1993 to June 2004. He is an internationally respected academician and widely published author in the field of economics with major experience in fiscal reform and environmental policy. Dr. Gillis has taught at Harvard and Duke Universities and has held named professorships at Duke and Rice Universities. He has served as a consultant to numerous U.S. agencies and foreign governments. Additionally, he has held memberships in many national and international committees, boards, and advisory councils. He holds Bachelor's and Master's degrees from the University of Florida and a Doctorate from the University of Illinois. The Board of Directors believes that Dr. Gillis should serve as a Director because of his academic, economic, financial and business knowledge as well as his executive experience as described above.

SCI Common Shares Beneficially Owned (1): 88,960 Other Directorships in Last Five Years: AECOM Technology Corporation, Electronic Data Systems Corp., Halliburton Co. and Introgen Therapeutics, Inc.

(1)    Details are provided in the footnotes to the table of director and officer shareholdings listed under “Voting Securities and Principal Holders”.
(2)    Includes 2,935,400 shares which may be acquired by Mr. Thomas L. Ryan upon exercise of stock options exercisable within 60 days of March 17, 2014.

Clifton H. Morris, Jr.
Age: 78	Director Since: 1990	Term Expires: 2017

Mr. Morris is currently the Chairman and Chief Executive Officer of JBC Funding, LLC, a corporate lending and investment firm. From May 1988 to September 2010, Mr. Morris was the Chairman of AmeriCredit Corp. (financing of automotive vehicles), previously having served as Chief Executive Officer and President of that company. Previously, he served as Chief Financial Officer of Cash America International, prior to which he owned his own public accounting firm. He is a certified public accountant with 51 years of certification, a Lifetime Member of the Texas Society of Certified Public Accountants and an Honorary Member of the American Institute of Certified Public Accountants. Mr. Morris was instrumental in the early formulation and initial public offerings of SCI, Cash America International and AmeriCredit Corp. From 1966 to 1971, he served as Vice President of treasury and other financial positions at SCI, returning to serve on the Company's Board of Directors in 1990. Mr. Morris was named 2001 Business Executive of the Year by the Fort Worth Business Hall of Fame. He is also an avid community volunteer, having served on the Community Foundation of North Texas and Fort Worth Country Day School. The Board of Directors believes that Mr. Morris should serve as a Director because of his executive, financial, investment and business experience as well as his accounting expertise as described above.

SCI Common Shares Beneficially Owned (1): 188,227 Other Directorships in Last Five Years: AmeriCredit Corp.

W. Blair Waltrip
Age: 59	Director Since: 1986	Term Expires: 2017

Mr. Waltrip held various positions with SCI from 1977 to 2000, including serving as Vice President of Corporate Development, Senior Vice President of Funeral Operations, Executive Vice President of SCI's real estate division, Chairman and CEO of Service Corporation International (Canada) Limited (a subsidiary taken public on The Toronto Stock Exchange) and Executive Vice President of SCI. Mr. Waltrip's experience has provided him with knowledge of almost all aspects of the Company and its industry with specific expertise in North American funeral/cemetery operations and real estate management. Since leaving SCI in 2000, Mr. Waltrip has been an independent investor, primarily engaged in overseeing family and trust investments. Mr. Waltrip is the son of SCI's founder, R. L. Waltrip. The Board of Directors believes that Mr. Waltrip should serve as a Director because of his extensive knowledge and experience related to the death care industry and the Company as well as his executive and business experience as described above.

SCI Common Shares Beneficially Owned (1): 1,723,304 Other Directorships in Last Five Years: Sanders Morris Harris Group, Inc.

(1)  Details are provided in the footnotes to the table of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

The following are profiles of the other continuing directors currently serving on the Board of SCI:

R. L. Waltrip
Age: 83	Director Since: 1962	Term Expires: 2015

Mr. Waltrip is the founder and Chairman of the Board of SCI. He has provided invaluable leadership to the Company for over 50 years. A licensed funeral director, Mr. Waltrip grew up in his family's funeral business and assumed management of the firm in the 1950s. He began buying additional funeral homes in the 1960s and achieved significant cost efficiencies through the “cluster” strategy of sharing pooled resources among numerous locations. At the end of 2013, the network he began had grown to include more than 2,100 funeral service locations and cemeteries. Mr. Waltrip took SCI public in 1969. Mr. Waltrip holds a bachelor's degree in business administration from the University of Houston. The Board of Directors believes that Mr. Waltrip should serve as a Director because of his extensive knowledge and experience related to the death care industry and the Company as well as his executive and business experience as described above.

SCI Common Shares Beneficially Owned (1): 3,370,441 (2) Other Directorships in Last Five Years: None

Alan R. Buckwalter
Age: 67	Director Since: 2003	Term Expires: 2016

Mr. Buckwalter retired in 2003 as Chairman of J.P. Morgan Chase Bank, South Region after a career of over 30 years in banking that involved management of corporate, commercial, capital markets, international, private banking and retail departments. He served as head of the Banking Division and Leveraged Finance Unit within the Banking and Corporate Finance Group of Chemical Bank and Chairman and CEO of Chase Bank of Texas. Mr. Buckwalter earned a Bachelor of Science degree from Fairleigh Dickinson University. Mr. Buckwalter has attended executive management programs at Harvard Business School and the Stanford Executive Program at Stanford University. He is a Board member of the National Association of Corporate Directors (Houston chapter). He is also an avid community volunteer, serving on the Boards of Texas Medical Center, the American Red Cross (Houston chapter) and Central Houston. The Board of Directors believes that Mr. Buckwalter should serve as a Director because of his executive, banking, financial and business experience as described above.

SCI Common Shares Beneficially Owned (1): 124,287 Other Directorships in Last Five Years: Freeport-McMoRan Copper & Gold Inc.

(1)  Details are provided in the footnotes to the tables of director and officer shareholdings listed under “Voting Securities and Principal Holders”.
(2)  Includes 1,592,066 shares which may be acquired by Mr. R. L. Waltrip upon exercise of stock options exercisable within 60 days of March 17, 2014.

Anthony L. Coelho
Age: 71	Director Since: 1991	Term Expires: 2015

Mr. Coelho was a member of the U.S. House of Representatives from 1978 to 1989. After leaving Congress, he joined Wertheim Schroder & Company, an investment banking firm in New York and became President and CEO of Wertheim Schroder Financial Services. From October 1995 to September 1997, he served as Chairman and CEO of an education and training technology company that he established and subsequently sold. He served as general chairman of the presidential campaign of former Vice President Al Gore from April 1999 until June 2000. Since 1997, Mr. Coelho has worked independently as a business and political consultant. Mr. Coelho also served as Chairman of the President's Committee on Employment of People with Disabilities from 1994 to 2001. He previously served as Chairman of the Board of the Epilepsy Foundation. The Board of Directors believes that Mr. Coelho should serve as a Director because of his political acumen and contacts as well as his executive, financial and business experience as described above.

SCI Common Shares Beneficially Owned (1): 60,918 Other Directorships in Last Five Years: Warren Resources, Inc.

Victor L. Lund
Age: 66	Director Since: 2000	Term Expires: 2016

From December 2006 to February 2012, Mr. Lund served as Chairman of the Board of DemandTec, Inc., a software company. From May 2002 to December 2004, Mr. Lund served as Chairman of the Board of Mariner Healthcare, Inc. From 1999 to 2002, he served as Vice Chairman of the Board of Albertsons, Inc. prior to which he had a 22-year career with American Stores Company in various positions, including Chairman of the Board and Chief Executive Officer, Chief Financial Officer and Corporate Controller. Prior to that time, Mr. Lund was a practicing audit CPA for five years, held a CPA license and received the highest score on the CPA exam in the State of Utah in the year that he was licensed. He also holds an MBA and a BA in Accounting. Mr. Lund currently serves on the Board of Directors of Teradata Corporation, an information technology corporation. Because of his experience, the Board of Directors believes that Mr. Lund should serve as a Director because he brings executive, accounting, financial, technology and corporate governance experience.

SCI Common Shares Beneficially Owned (1): 165,143 Other Directorships in Last Five Years: Borders Group, Del Monte Foods Company and Teradata Corporation

(1)  Details are provided in the footnotes to the tables of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

John W. Mecom, Jr.
Age: 74	Director Since: 1983	Term Expires: 2016

Mr. Mecom has been involved in the purchase, management and sale of business interests in a variety of industries. He has owned and managed over 500,000 acres of surface and mineral interests throughout the U.S. He has been involved in the purchase, renovation, management and sale of luxury hotels in the U.S., Peru and Mexico. He purchased the New Orleans Saints NFL team in 1967 and sold his interest in 1985. He was also the principal owner of John Gardiner's Tennis Ranch until it was sold in 2011. Currently, Mr. Mecom is engaged primarily in the management of personal investments. The Board of Directors believes that Mr. Mecom should serve as a Director because of his varied executive, investment and business experience as described above.

SCI Common Shares Beneficially Owned (1): 110,754 Other Directorships in Last Five Years: None

Marcus A. Watts
Age: 55	Director Since: 2012	Term Expires: 2015

Effective January 1, 2011 Mr. Watts joined The Friedkin Group as President. The Friedkin Group serves as an umbrella company overseeing various business interests that are principally automotive related, including Gulf States Toyota, Inc., a wholesale distributor of Toyota vehicles and products. Prior to joining The Friedkin Group, Mr. Watts was Vice Chairman and Managing Partner-Houston of the 700-attorney law firm of Locke Lord LLP, with over 26 years of experience in corporate and securities law, governance and related matters. Mr. Watts served on the Board of Complete Production Services, Inc. from March 2007 until February 2012, at which time Complete Production Services, Inc. was acquired by Superior Energy Services. Mr. Watts currently serves on the board of a private real estate company, Highland Resources, Inc., and various civic and community boards including the Federal Reserve Bank of Dallas (Houston Branch), The Salvation Army of Greater Houston Advisory Board, United Way of Greater Houston and the YMCA of Greater Houston. The Board of Directors believes that Mr. Watts should serve as a Director because of his legal expertise as well as his executive and business experience as described above.

SCI Common Shares Beneficially Owned (1): 36,600 Other Directorships in Last Five Years: Complete Production Services, Inc.

(1)  Details are provided in the footnotes to the tables of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

Edward E. Williams
Age: 68	Director Since: 1991	Term Expires: 2015

Dr. Williams is Professor of Entrepreneurship and Statistics at Rice University where he has taught since 1978. He founded the entrepreneurship program at Rice, which has been rated in the top five both domestically and internationally for the past five years. In 2013, Rice was ranked the Number One Executive MBA entrepreneurship program in the world by the Financial Times of London. Dr. Williams organized this program in the year 2000 and has taught in it since its founding. Dr. Williams specializes in value creation, business valuations, leveraged buyouts, acquisitions, and the consolidation of fragmented industries. He has helped former students, both as a mentor and as an investor, acquire businesses in such areas as oil field services, manufacturing and real estate. Accordingly, Dr. Williams has been ranked as the Number Two Entrepreneurship Professor in the United States by BusinessWeek. Dr. Williams holds a Ph.D. with specializations in Finance, Accounting, and Economics with degrees from the Wharton School at the University of Pennsylvania and the University of Texas at Austin. He has published twelve books and numerous articles in his areas of expertise. Dr. Williams was one of the original critics of the Efficient Market Hypothesis in research papers and books in investment analysis going back over forty years. The Board of Directors believes Dr. Williams should serve as a Director because of his academic, economic, accounting, financial, investment, and business knowledge as described above.

SCI Common Shares Beneficially Owned (1): 201,813 Other Directorships in Last Five Years: None

(1)  Details are provided in the footnotes to the table of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

Board Composition and Meetings
The Board of SCI is comprised of a majority of independent directors. The Audit, Compensation and Nominating and Corporate Governance Committees of the Board are all comprised entirely of directors who are independent within the meaning of Securities and Exchange Commission (“SEC”) regulations and the listing standards of the New York Stock Exchange. The Board of Directors held five meetings in 2013. Each Board member attended at least 75% of the total number of meetings of the Board and Board committees on which he served. Although the Board does not have a policy on director attendance at annual meetings, all Board members attended the Company's 2013 Annual Meeting of Shareholders.
Consideration of Director Nominees
The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company's Secretary in writing with whatever supporting material the shareholder considers appropriate. To be considered, the written recommendation from a shareholder must be received by the Company's Secretary at least 120 calendar days prior to the anniversary of the date of the Company's Proxy Statement for the prior year's Annual Meeting of Shareholders.
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee will consider the available information concerning the nominee, including the Committee's own knowledge of the prospective nominee, and may seek additional information or an interview. If the Committee determines that further consideration is warranted, the Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company's Corporate Governance Guidelines. Although the Guidelines do not specifically address diversity, the Committee considers diversity of experience, education, skills, background and other factors in the evaluation of prospective nominees. The Guidelines include the following:

•	the prospective nominee's integrity, character and accountability;

•	the prospective nominee's ability to provide wise and thoughtful counsel on a broad range of issues;

•	the prospective nominee's financial literacy and ability to read and understand financial statements and other indices of financial performance;

•	the prospective nominee's ability to work effectively with mature confidence as part of a team;

•	the prospective nominee's ability to provide counsel to management in developing creative solutions and in identifying innovative opportunities; and

•	the commitment of the prospective nominee to prepare for and attend meetings and to be accessible to management and other directors.
The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for particular areas of expertise and the evaluations of other prospective nominees. After completing this process, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Director Independence
In August 2003, the Board adopted its Corporate Governance Guidelines. The Guidelines incorporate the director independence standards of the New York Stock Exchange. The portion of the Guidelines addressing director independence is as follows:
“3.1 Board Independence
The majority of the Board of Directors of SCI will be comprised of independent directors, meaning directors who have no material relationship with SCI (either directly or as a partner, shareholder, or officer of an organization that has a material relationship with SCI). In addition, the Audit, Compensation, and Nominating and Corporate Governance Committees of SCI will be comprised entirely of independent directors.
The Nominating and Corporate Governance Committee of SCI will review the independence of SCI's directors on an ongoing basis to ensure that Board and Board committee composition is consistent with these principles and with the rules of the New York Stock Exchange and/or other applicable rules.”
Pursuant to the Guidelines, the Board undertook a review of director independence in February 2013. For this review, the Board considered the findings and recommendations of the Nominating and Corporate Governance Committee. The Board and the Committee considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Transactions” below.
As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards set forth in the Guidelines, with the exception of R. L. Waltrip, Thomas L. Ryan and W. Blair Waltrip. Messrs. R. L. Waltrip and Ryan are considered inside directors because of their employment as senior executives of the Company. Mr. W. Blair Waltrip is considered a non-independent director because he is the son of an executive officer, Mr. R. L. Waltrip.
Leadership Structure
Under the current leadership structure of the Board, the offices of Chairman of the Board and Chief Executive Officer are held by two people - R.L. Waltrip and Thomas L. Ryan, respectively. Prior to 2005, the two offices were held by Mr. R.L. Waltrip. In February 2005, the Board elected Mr. Ryan as Chief Executive Officer in accordance with the Company's succession plan to transfer day-to-day operational responsibilities. The Company believes this leadership structure remains appropriate because it vests operational leadership in a dynamic and talented leader who has significant knowledge of the deathcare industry. Further, this structure retains the leadership services and vision of Mr. Waltrip, the founder of the Company and the most recognized icon in the industry, who has provided invaluable leadership to the Company for over 50 years.
Risk Oversight
The Board of Directors has assigned to the Nominating and Corporate Governance Committee the quarterly oversight responsibility for the Company's enterprise risk management function. Management has the primary responsibility to identify risks and risk mitigation strategies and provides periodic reports to the Nominating and Corporate Governance Committee. The Audit Committee is responsible for oversight of major financial risks relating to the Company's accounting matters and financial reporting compliance. The Compensation Committee has oversight of the risk assessment of the Company's compensation programs. The Investment Committee has oversight of risks relating to the investment of trust funds. The Nominating and Corporate Governance Committee compiles risk assessments of the other committees and of management and periodically provides enterprise risk management reports to the Board.

Board Committees

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Audit Committee Victor L. Lund (Chair) Alan R. Buckwalter, III Malcolm Gillis Clifton H. Morris, Jr. Meetings In 2013 Seven	•
Assists the Board of Directors in fulfilling its oversight responsibilities to ensure the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the independent registered public accounting firm and the performance and effectiveness of the Company's internal audit function.

•
Reviews the annual audited financial statements with SCI management and the independent registered public accounting firm, including items noted under “Management's Discussion and Analysis of Financial Condition and Results of Operations” and any major issues regarding accounting principles and practices. This includes a review of analysis by management and discussion with the independent registered public accounting firm of any significant financial reporting issues and judgments made by management in the preparation of the financial statements, including the effect of alternative GAAP methods.

•
Reviews SCI's quarterly financial statements with management and the independent registered public accounting firm prior to the release of quarterly earnings and the filing of quarterly reports with the SEC, including the results of the independent registered public accounting firm's reviews of the quarterly financial statements.

•
Reviews with management and the independent registered public accounting firm the effect of any major changes to SCI's accounting principles and practices, as well as the impact of any regulatory and accounting initiatives on SCI's financial statements.

•
Reviews the qualifications, independence and performance of the independent registered public accounting firm annually and recommends the appointment or re-appointment of the independent registered public accounting firm. The Audit Committee is directly responsible for the engagement, compensation and replacement, if appropriate, of the independent registered public accounting firm.

•
Meets at least quarterly with the independent registered public accounting firm without SCI management present. Reviews with the independent registered public accounting firm any audit problems or difficulties and management's responses to address these issues.

	•	Meets with SCI management at least quarterly to review any matters the Audit Committee believes should be discussed.
•
Meets with SCI management to discuss policies with respect to risk assessment and risk management and to review SCI's major financial risks and steps management has taken to monitor and control such exposures.

	•	Reviews with the Company's legal counsel any legal matters that could have a significant impact on the Company's financial statements.

Board Committees (cont'd)

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Audit Committee (Cont’d)	•
Reviews and discusses summary reports of any complaints or issues, primarily from SCI's Careline, a toll-free number available to Company employees to make anonymous reports regarding infringements of ethical or professional practice by any SCI employee regarding financial matters; discusses with SCI management actions taken in response to any significant issues arising from these summaries.

•
In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee also reviews reports relative to the effectiveness of SCI's internal control over financial reporting, including obtaining and reviewing a report by the independent registered public accounting firm regarding the effectiveness of SCI's internal control over financial reporting. The Audit Committee reviews any material issues raised by the most recent assessment of the effectiveness of SCI's internal control over financial reporting and any steps taken to deal with such issues.

Board Committees (cont'd)

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Nominating and Corporate Governance Committee Anthony L. Coelho (Chair) Victor L. Lund Clifton H. Morris, Jr. Marcus A. Watts Edward E. Williams Meetings In 2013 Four	•
Oversees the composition of the Board of Directors of SCI and the Board committees, including the process for identifying and recruiting new candidates for the Board, developing a re-nomination review process for current Board members and considering nominees recommended by shareholders in accordance with the bylaws

	•	Makes recommendations to the Board with respect to the nomination of candidates for Board membership and committee assignments, including the chairmanships of the Board committees.
•
Provides leadership to the Board in the development of corporate governance principles and practices, including the development of Corporate Governance Guidelines and a Code of Business Conduct and Ethics.

	•	Oversees the Company's enterprise risk management function.
•
In conjunction with the full Board, oversees CEO succession planning and reviews succession plans for other SCI executives, including the development of both short-term (emergency) and long-term CEO succession plans, and leadership development planning. Monitors progress against these plans and reports to the full Board on this issue at least annually.

	•	Develops and leads the annual Board evaluation of the performance of the CEO and presents the results of this evaluation to the full Board for discussion and approval.
	•	With outside assistance, when needed, makes recommendations to the full Board with respect to compensation for Board members.
	•	Oversees the development of orientation programs for new Board members in conjunction with SCI's Chairman.
•
Oversees continuing education sessions for SCI directors. This includes monitoring various director education courses offered by universities and other institutions, making recommendations to the Board as to which of these might be most useful to attend, and developing other education initiatives that may be practical and useful to Board members, including development of a program for Board member visits to SCI sites and facilities.

•
Oversees and implements the annual process for assessment of the performance of SCI's Board and of the Nominating and Corporate Governance Committee, and coordinates the annual performance assessment of the Board committees.

	•	Oversees and implements the individual peer review process for assessment of the performance of individual members of the Board.
	•	The Committee Chair presides at executive sessions of non-management directors held during every SCI Board meeting.

Board Committees (cont’d)

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Investment Committee Edward E. Williams (Chair) Malcolm Gillis John W. Mecom, Jr. W. Blair Waltrip Meetings In 2013 Four	•
Assists the Board of Directors in fulfilling its responsibility in the oversight management of internal and external financial assets. Internal assets are short-term investments for the Company's own account. External assets are funds received by the Company and placed into Trust in accordance with applicable state laws related to prearranged sale of funerals, cemetery merchandise and services and perpetual care funds (“Trusts”) which are deposited with financial institutions (the “Trustees”).

•
Works in conjunction with the Investment Operating Committee of SCI, a committee comprised of senior SCI officers and other managers, which supports the Investment Committee by providing day-to-day oversight of the internal and external assets. The Investment Committee's policies are implemented through the Investment Operating Committee of SCI.

	•	Provides guidance to the Trustees regarding the management of the SCI U.S. Trust funds.
	•	Determines that the Trusts' assets are prudently and effectively managed in accordance with the investment policy.
•
Reviews and recommends an investment policy for the Trust funds including (1) asset allocation, (2) individual consideration of each Trust type, (3) acceptable risk levels, (4) total return or income objectives and (5) investment guidelines relating to eligible investments, diversification and concentration restrictions, and performance objectives for specific managers or other investments.

	•	Evaluates performance of the Trustees and approves changes if needed.
	•	Monitors adherence to investment policy and evaluates performance based on achieving stated objectives.
	•	Oversight responsibility for the Company's cash investments on a short term basis.
	•	Oversight responsibility for the Company's prearranged funeral insurance portfolio.
	•	Oversight responsibility for the Company's retirement plans.
•
By law, the Trustees are ultimately responsible for all investment decisions. However, the Investment Committee in conjunction with the Investment Operating Committee and a consultant engaged by the Trustees, through the Company's wholly-owned registered investment advisor, recommends investment policies and guidelines and investment manager changes to the Trustees.

Board Committees (cont’d)

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Compensation Committee Alan R. Buckwalter, III (Chair) Anthony L. Coelho John W. Mecom, Jr. Marcus A. Watts Meetings In 2013 Five	•
Oversees the compensation program for SCI's executive officers with a view to ensuring that such program attracts, motivates and retains executive personnel and relates directly to objectives of the Company and shareholders as well as the operating performance of the Company.

•
Sets compensation for the Chairman and the CEO of SCI, and reviews and approves compensation for all other SCI executive officers, including base salaries, short and long-term incentive compensation plans and awards and certain benefits.

•
Determines appropriate individual and Company performance measures, including goals and objectives, to be used in reviewing performance for the purposes of setting compensation for the Chairman, CEO and other executive officers as well as appropriate peer group companies to review for comparative purposes with respect to compensation decisions.

	•	Approves any executive employment contracts for SCI's officers, including the Chairman and the CEO.
•
Retains, as appropriate, compensation consultants to assist the Committee in fulfilling its responsibilities. The consultants report directly to the Committee, which has sole authority to approve the terms of their engagement, including their fees.

	•	Determines SCI stock ownership guidelines for officers, adjusts such guidelines if necessary and reviews at least annually officer compliance with such guidelines.
	•	Assesses the risk of the Company's compensation programs.

Executive Committee Robert L. Waltrip (Chair) Alan R. Buckwalter, III Anthony L. Coelho Victor L. Lund Thomas L. Ryan Marcus A. Watts Meetings In 2013 One	•	Has authority to exercise many of the powers of the full Board between Board meetings.
	•	Is available to meet in circumstances where it is impractical to call a meeting of the full Board and there is urgency for Board discussion and decision-making on a specific issue.

Director Compensation
The following table sets forth director compensation for 2013. The table and following discussion apply to directors who are not employees (outside directors). Employees who are directors do not receive director fees or participate in director compensation.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Alan R. Buckwalter, III	$111,500	$167,800	NA	$141,683	$420,983
Anthony L. Coelho	107,000	$167,800	0	0	274,800
Malcolm Gillis	101,000	$167,800	NA	134,052	402,852
Victor L. Lund	116,500	$167,800	NA	95,143	379,443
John W. Mecom, Jr.	100,000	$167,800	0	74,992	342,792
Clifton H. Morris, Jr.	101,000	$167,800	0	45,627	314,427
W. Blair Waltrip	91,500	$167,800	NA	25,742	285,042
Marcus A. Watts	100,500	$167,800	NA	33,561	301,861
Edward E. Williams	109,500	$167,800	0	116,900	394,200
__________

(1)
Amounts in the Stock Awards column represent the fair market value of each award on the date of grant. Specifically, the value was calculated by multiplying (i) the average of the high and low market prices of a share of common stock of SCI on the date of the grant of the stock award, by (ii) 10,000 shares, which was the number of SCI shares per award.

(2)
Amounts in this column include any increases in the actuarial present values of benefits as discussed under “Directors' Retirement Plan” below. For 2013, there were no increases; instead, there were decreases in value as follows: $3,246 for Mr. Coelho, $2,531 for Mr. Mecom, $5,390 for Mr. Morris and $6,485 for Dr. Williams.

(3)
Amounts in this column are discussed under “Use of Company Aircraft” below. In February 2014, the Board modified the aircraft usage policy and eliminated the personal use of aircraft for all non-employee directors.

Stock Award
Under the Amended and Restated Director Fee Plan, all outside directors receive an annual retainer of 10,000 shares of Common Stock of SCI or, at each director's option, deferred Common Stock equivalents. The award is made once a year on the date of the Annual Meeting of Shareholders and is 100% vested on the date of grant. Accordingly, each outside director received 10,000 shares of Common Stock or deferred Common Stock equivalents on May 8, 2013. The fair market value of the award is set forth in the column “Stock Awards” in the table above. For dividends pertaining to a director's deferred Common Stock equivalents, the dividends are reinvested in additional deferred Common Stock equivalents based on the fair market value of Common Stock on the dividend record date.

Stock Ownership Guidelines
In August 2003, the Board adopted Corporate Governance Guidelines which contained a policy to encourage the directors to own SCI stock. Under the guidelines presently in effect, each director's SCI stock ownership should be at least 30,000 shares of SCI common stock within five years of the director's initial election to the Board. All members of the Board are in compliance with this policy.
Cash Fees
All outside directors receive a $75,000 annual cash retainer and the Committee Chairs receive a further annual cash retainer as follows: Audit Committee Chair $15,000, Compensation Committee Chair $10,000, Investment Committee Chair $10,000 and Nominating and Corporate Governance Committee Chair $7,500. In addition to the retainers which are paid quarterly, each outside director receives a $2,000 attendance fee for each Board or Committee meeting attended. Fees for telephonic attendance at any Board or Committee meeting are 25% of the regular fee. The total cash fees for each director are set forth in the column "Fees Earned or Paid in Cash" in the table above.
Directors may elect to defer all or any of their cash fees by participating in the Executive Deferred Compensation Plan which is described hereinafter under “Certain Information with Respect to Officers and Directors - Executive Deferred Compensation Plan.” There are no Company contributions made for a director's account in the plan. The director may have deferred fees invested in the funds available under the plan. Any earnings or losses on such deferred fees are not reported in the table above.
Directors' Retirement Plan
Effective January 1, 2001, the Non-Employee Directors' Retirement Plan was amended such that only years of service prior to 2001 are considered for vesting purposes. Non-employee directors who served on the Board prior to that time and were participants in the plan are entitled to receive annual retirement benefits of $42,500 per year for ten years, subject to a vesting schedule, based on their years of Board service. Retirement benefits vested in 25% increments at the end of five, eight, eleven and fifteen years of credited service, except that the benefits vest completely in the event of death while the participant is still a member of the Board or in the event of a change of control of SCI (as defined in the plan). Any increases in the actuarial present values of benefits under the plan are reflected in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the table above.
Use of Company Aircraft
For 2013, the incremental cost of personal use of the Company's leased aircraft by each Director is reflected in the column “All Other Compensation” in the table above. The cost includes the average cost of fuel used, direct costs incurred such as flight planning services and food, and an hourly charge for maintenance of engine and airframe. Directors were entitled to certain hours of use of the Company's leased aircraft for personal reasons in accordance with the Company's usage policy approved by the Board of Directors. In February 2014, the Board modified the aircraft usage policy and eliminated the personal use of aircraft for all non-employee directors.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis has been prepared by our management and reviewed by the Compensation Committee of our Board of Directors. This discussion provides information and context regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers in 2013, all of whom are collectively referred to as the “Named Executive Officers”. Our Named Executive Officers for 2013 were:

•	R. L. Waltrip - Chairman of the Board

•	Thomas L. Ryan - President and Chief Executive Officer

•	Michael R. Webb - Executive Vice President and Chief Operating Officer

•	Eric D. Tanzberger - Senior Vice President Chief Financial Officer and Treasurer

•	Sumner J. Waring, III - Senior Vice President Operations
The Company's executive compensation policies are designed to provide aggregate compensation opportunities for our executives that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	align executive pay and benefits with the performance of the Company and shareholder returns while fostering a culture of high ethical standards and integrity; and

•	attract, motivate, reward and retain the broad-based management talent required to achieve our corporate directives.
Executive Summary
Our management has a strong focus on delivering long-term profitable growth for, and returning value to, our shareholders.  This long-term focus has contributed significantly to our Company’s total shareholder return of 300%, or 32% compounded annually, achieved over the last five fiscal years.
2013 Company Performance
The Company delivered outstanding financial results in 2013, including the following:

•	Acquired Stewart Enterprises, Inc., the second largest deathcare company in North America.

•	Returned $57 million to shareholders through dividends.

•	Increased diluted earnings per share from continuing operations excluding special items by 15% to $.92.(1)

•	Increased dividend 17% in 2013 in recognition of our financial strength.
Based on 2013 results, the SCI stock price increased by 31% to $18.13 per share at year end and our performance-based compensation programs generated award payouts that were above target levels.
_______________
(1)    Diluted earnings per share from continuing operations excluding special items is a non-GAAP financial measure. A reconciliation to diluted earnings per share computed in accordance with GAAP is set forth on Annex A to this Proxy Statement.

Key Features of Our Compensation Programs
Over the course of the past several years, acting in the interests of the stockholders, the Compensation Committee in conjunction with the Company's management has adjusted the Company's compensation programs toward performance based compensation. In addition, we have collectively modified or eliminated certain components of our programs to better align them with stockholders' interests. The following are highlights of our compensation programs, including our emphasis on pay commensurate with performance and actions taken to align aspects of our programs with evolving standards.

Compensation Program Highlights
• Pay for Performance. A significant portion of the compensation of our Named Executive Officers is directly linked to the Company's performance, as demonstrated in the historical payouts related to our annual and long-term incentive plans. The history of payouts on some variable compensation components in recent years has ranged from no payout to at or near maximum payouts dependent upon the relevant performance period. In periods of successful Company performance, management has been rewarded with performance-based compensation reflective of the success. However, when performance has not met targeted goals, then performance-based compensation resulted in lower levels of compensation.
• No Tax Gross Ups.  We do not provide tax gross ups in our compensation programs, and we do not have provisions in our executive employment agreements that provide for tax gross ups in the event of a change of control of the Company.
• Stock Ownership Requirements.  We maintain stock ownership guidelines for officers and directors. Under the guidelines, an officer should retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that officer has met the stock ownership guidelines.
• Claw-Backs.  The Company maintains claw-back provisions that are triggered in certain circumstances. If triggered, the provisions provide for a claw-back of annual performance-based incentives paid in cash, stock options, restricted stock and performance units.
• Policies on Hedging or Pledging. In 2013, we established policies that prohibit officers and directors from hedging or pledging their SCI stock ownership.
• 2013 Say-on-Pay Vote. In the advisory vote on the “say-on-pay” proposal at our 2013 annual meeting, over 80% of the shares voted, representing a significant majority of the shares outstanding, were voted to approve the named executive officer compensation.
The above are discussed in more detail in this Compensation Discussion and Analysis and are reflected in the compensation tables.

Role of the Compensation Committee
The Compensation Committee reviews the executive compensation program of the Company for its adequacy to attract, motivate and retain well-qualified executive officers who will maximize shareholder returns. The Compensation Committee also reviews the program for its direct and material relation to the short-term and long-term objectives of the Company and its shareholders as well as the operating performance of the Company. To carry out its role, among other things, the Compensation Committee:

•	reviews appropriate criteria for establishing annual performance targets for executive compensation which are complementary to the Company's long-term strategies for growth;

•
determines appropriate levels of executive compensation by annually conducting a thorough competitive evaluation, reviewing proprietary and proxy information, and consulting with and receiving advice from an independent executive compensation consulting firm;

•
ensures that the Company's executive stock plan, long-term incentive plan, annual incentive compensation plan and other executive compensation plans are administered in accordance with compensation objectives; and

•	approves all new equity-based compensation programs.
Role of Compensation Consultants
Compensation decisions are made by our Compensation Committee, based in part on input from independent consultants. Meridian Compensation Partners, LLC (Meridian) has served as our independent advisor on executive compensation since 2010. Meridian is retained by and reports directly to the Compensation Committee, which has the authority to approve Meridian's fees and other terms of engagement. Services performed by Meridian for the Compensation Committee during 2013 included preparation of competitive benchmarking reviews regarding the executive and director compensation, evaluation of proposed compensation programs or changes to existing programs, provision of information on current trends in executive compensation, and updates regarding applicable legislative and governance activity. Annually, the Compensation Committee reviews the fee structure and services provided by their independent consultants in order to affirm their continuation as consultants or to assist the Compensation Committee in the selection of new consultants, if appropriate.
Compensation Philosophy and Process
The Company's compensation philosophy as implemented through the Compensation Committee is to align executive compensation with the performance of the Company and the individual by using several compensation components for our executives. The components of our compensation program for our executives consist of:

•	annual base salaries;

•	annual performance-based incentives paid in cash;

•	long-term performance-based incentives delivered in stock options, restricted stock and performance units; and

•	retirement plans providing for financial security.
The objectives of these components of our compensation program are described in the chart below.

Element	Component	Objective
Annual Cash Compensation	Base Salary	Serves to attract and retain executive talent and may vary with individual or due to marketplace competition or economic conditions
	Annual Performance- Based Incentives	Rewards achievement of shorter term financial and operational objectives that we believe are primary drivers of our common stock price over time
Long-Term Incentive Compensation	Restricted Stock	Supports retention and encourages stock ownership
	Performance Units	Rewards for effective management of Company business over a multi-year period
	Stock Options	Rewards for the Company's stock price appreciation
Retirement	Executive Deferred Compensation Plan and 401(k) Plan	Provide financial security for retirement

Our overall compensation philosophy is to target our direct compensation for executives within a competitive range of the market median of the Reference Group as discussed below, with opportunities to exceed the targeted compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives. However, if performance targets are not met, then the resulting performance-based award payouts will be below target levels. We believe these targeted levels are appropriate in order to motivate, reward, and retain our executives, each of whom have leadership talents and expertise that make them attractive to other companies. Each of the components of compensation is not affected by the amount of any other component. However, the Compensation Committee does review overall compensation for reasonableness and comparability to market levels and the prior year's compensation.
The compensation components are designed to motivate our senior leadership to operate as a team with company-wide goals. This approach serves to align the compensation of our most senior leadership team with the performance of the Company.
In November of each year, our independent consultant presents to the Compensation Committee comparative market information, including benchmarking data discussed below. For the Chairman and the CEO, the Compensation Committee is exclusively responsible for the final determination of all components of compensation but may request input or recommendations from Company management. For other Named Executive Officers, the Compensation Committee receives additional recommendations from our CEO for all components of compensation. In the first quarter of each year, the Compensation Committee reviews the market data and recommendations and sets the compensation components of annual base salary, annual performance-based incentives and long-term incentives for that year.
Compensation Benchmarking Tools
In its consideration of the appropriate range of overall compensation and the appropriate ranges of the components of 2013 compensation for the Name Executive Officers, the Compensation Committee reviewed benchmarking data prepared by Meridian. Competitive data reflect pay rates for similar positions in general industry companies having revenues of $1 billion to $4 billion. We refer to those companies as the “Reference Group” or the “2013 Reference Group.” The names of the companies comprising the 2013 Reference Group are set forth on Annex B.

At the request of the Compensation Committee, the 2013 Reference Group was developed by Meridian with consideration being given to the overall complexity of the Company's business model. For example, the Company sells preneed contracts (approximately $966 million in 2013) that build up our backlog but are not initially recognized or reported as revenues under GAAP. These preneed contracts are administered by the Company over long periods of time and the Company oversees the management and administration of approximately $4.6 billion in trust funds, the earnings of which are typically deferred under GAAP. In addition, executive management oversees a people centric business of more than 25,000 employees, including 4,400 preneed sales personnel whose production does not initially impact revenues under GAAP.
Annual Base Salaries
We target the base salary levels of our Named Executive Officers within range of the median benchmark levels of the Reference Group. We believe that level is appropriate to motivate and retain our Named Executive Officers, who each have leadership talents and business expertise that make them attractive to other companies. In addition, when adjusting salaries, we may also consider the individual performance of the executive.
In the first quarter of 2013, the Compensation Committee made the following salary adjustments: Mr. Waltrip received an increase of $800 to $952,000; Mr. Ryan received an increase of $60,800 to $1,075,000; Mr. Webb received an increase of $10,800 to $680,000; Mr. Tanzberger received an increase of $13,200 to $495,000; and Mr. Waring received an increase of $23,200 to $475,000. The Compensation Committee made these adjustments in recognition of the officers' strong performance during 2012.
Annual Performance-Based Incentives Paid in Cash
We use annual performance-based incentives paid in cash to focus our executive officers on financial and operational objectives that the Compensation Committee believes are primary drivers of our common stock price over time. In the first quarter of 2013 the Compensation Committee established the performance measures as the basis for annual performance-based incentive awards for our Named Executive Officers. In addition, the Compensation Committee initiated an Umbrella Program as a gateway performance metric for the incentives.
The 2013 performance measures discussed below are similar to the 2012 performance measures, except that the Compensation Committee elected to add a Return on Equity performance measure and delete the previous performance measure of comparable revenue growth.

•
Normalized Earnings Per Share, which we calculate by applying a 37.1% effective tax rate to the Company's calculation of its reported fully-diluted earnings per share and further adjusting that to exclude the following:

1. Litigation costs and/or settlements exceeding $5 million for an individual class of legal cases
2. Special accounting, tax or restructuring charges
3. The cumulative effect of any changes in accounting or tax principles
4. Any extraordinary gain or loss or correction of an error
5. Any gain, loss or impairment charge recorded in association with the sale or potential sale of a business and/or real estate or any impairment(s) related to the evaluation of goodwill, intangible assets, long-lived assets or loss contracts
6. Charges relating to the opening, closing or relocation of market support centers or other overhead centers

7. The gain or loss associated with the early extinguishment of debt
8. Accounting charges or expenses relating to acquisitions and dispositions, system conversions and/or implementations, and/or transitions of major vendors and/or suppliers of the Company
9. Currency gains or losses

•	Normalized Free Cash Flow Per Share is defined as the Company's fully-diluted consolidated free cash flow per share calculated by adjusting Cash Flows from Operating Activities as follows:

(1)	Excluding:

(a)	Cash federal and state income taxes paid relating to taxable gains on sale of businesses or real estate closed in 2013, or sales closed in any year with the cash tax payments being made in 2013

(b)	Cash taxes and interest paid associated with federal, state or provincial tax audit settlements

(c)	Cash payments associated with major or material litigation costs and/or settlements exceeding $5 million for an individual class of legal cases
(d) Cash payments relating to openings, closing or relocation of market support centers or other overhead centers

(e)	Cash payments and expenses relating to acquisitions and dispositions, systems conversions and/or implementations, and/or transitions of major vendors and/or suppliers of the Company

(2)	Deducting forecasted capital improvements at existing facilities and capital expenditures to develop cemetery property

(3)	Utilizing the forecasted amounts of cash taxes paid in 2013 that relate to normal operating earnings

•
Comparable Preneed Production Growth, which we define as the percentage change from the prior year in combined total preneed funeral sales production and total preneed cemetery sales production at comparable same-store locations in mixed currency dollars.

•
Return on Equity, which we define as net income divided by average equity. Net income is calculated using normalized net income as defined above in the Normalized Earnings Per Share performance measure. Average equity is defined as the sum of adjusted prior year equity and adjusted current year equity divided by two. Adjusted prior year equity is defined as prior year equity less other comprehensive income. Adjusted current year equity is defined as current year equity less other comprehensive income, plus or minus the adjustments defined above in the Normalized Earnings Per Share performance measure, net of tax.

In addition to the above performance measures, we established the following performance measure which is applicable only to Mr. Waring and which is designed to provide focus on the business area of responsibility ("AOR") under his management.

•	Comparable AOR Preneed Production Growth, which we define as Comparable Preneed Production Growth of the locations in Mr. Waring's AOR.
We initially weighted each of the performance measures at 25%. However, contemplating the possibility of a material acquisition, we designed the plan giving flexibility to the Compensation Committee to eliminate the performance measure of Return on Equity in the event we were constrained in deploying capital. As a result of acquisition discussions with Stewart Enterprises, which began in the fourth quarter of 2012, we were constrained in deploying capital. After the announcement of the acquisition, the Committee elected to suspend the performance measure of Return on Equity and changed the weights of the remaining three performance measures to 33 1/3% each. The Compensation Committee established the following ranges for performance measures and their related payouts as a percentage of the target award for the performance period from January 1 through December 31, 2013. Calculation of awards for performance levels between threshold and target or target and maximum are calculated using straight-line interpolation.

Performance Measure	Threshold for 0% Payout (1)	Target for 100% Payout	Maximum for 200% Payout
Normalized Earnings per Share	$0.7779	$0.8529	$0.9279
Normalized Free Cash Flow per Share	$1.1605	$1.3205	$1.4805
Comparable Preneed Production Growth (2)	102.00%	106.00%	110.00%
Comparable AOR Preneed Production Growth (2)(3)	102.44%	106.45%	110.47%
_______________
(1)    Any performance above the threshold results in a payout.
(2)    Expressed as a percentage of comparable 2012 performance.
(3)    Applicable only to Mr. Waring, specifically for his funeral and cemetery areas of responsibility.

The Compensation Committee established target performance-based incentive award levels for 2013 generally consistent with our overall compensation philosophy to recognize achievement for greater levels of performance and to motivate and retain the executive level talent. The target awards were generally positioned within the mid-range of the competitive benchmark market data. If SCI achieves the performance targets established by the Compensation Committee, executive officers would receive incentive awards at this targeted level. Actual incentive awards are decreased or increased on the basis of SCI's performance relative to the performance targets, subject to maximum award amounts of 200% of targeted incentive levels. The target range establishes a lower threshold to achieve a minimal annual performance-based incentive but with a higher bar to achieve a payout at or near the maximum award of 200% of the targeted incentive levels. The award is based on base salary on the last day of the measurement period.
The target award opportunities for the Named Executive Officers for 2013 under the performance measures discussed above were as follows:

Target Award Opportunity (% of Base Salary)
R.L. Waltrip	100%
Thomas L. Ryan	110%
Michael R. Webb	100%
Eric D. Tanzberger	75%
Sumner J. Waring, III	70%
The Umbrella Program is designed to generate a performance-based bonus pool to fund award payouts determined based on the performance measures discussed above and to allow for full tax deductibility of the bonuses paid to our Named Executive Officers. The Compensation Committee set the funding for the bonus pool for 2013 as 0.5% of the Company’s total consolidated revenue as reflected in the Company’s financial statements, but only if the Company achieved total consolidated revenue in excess of $2 billion for 2013. The Compensation Committee also established individual shares of the bonus pool for each executive covered under the Umbrella Program, including each Named Executive Officer as follows: 22.0% for Mr. Waltrip, 27.3% for Mr. Ryan, 15.7% for Mr. Webb, 8.6% for Mr. Tanzberger and 7.7% for Mr. Waring.
Award amounts that may be paid under the Umbrella Program are subject to the Compensation Committee’s authority to reduce, but not increase, the amount of the actual cash amount earned and payable to each designated participant. With regard to award amounts calculated under the performance measures discussed above, the Compensation Committee may elect to increase or decrease the award amount in its sole discretion; provided, however, that the amount determined under such performance measures shall not exceed the amount determined under the Umbrella Program. Further, in the event the amount calculated under such performance measures is lower than the amount calculated under the Umbrella Program, the Compensation Committee intends to reduce the amount payable under the Umbrella Program to not exceed the award amount calculated under such performance measures.
For 2013, SCI's actual performance measured as a percentage of the targets of the performance measures was as follows: 108.9% of Normalized Earnings Per Share, 111.8% of Normalized Free Cash Flow Per Share and 111.3% of Comparable Preneed Production Growth and, respecting AOR targets applicable to Mr. Waring, 111.3% of Comparable AOR Preneed Production Growth. The payouts for performance exceeding each performance measure were leveraged to reflect the Compensation Committee's expectation that superior performance would also contribute to increased shareholder values. Accordingly, actual performance measured against the performance measures resulted in (i) a 200.0% payout percentage for the Normalized Earnings Per Share performance measure, (ii) a 197.2% payout percentage for the Normalized Free Cash Flow Per Share performance measure, (iii) a 200.0% payout percentage for the Comparable Preneed Production Growth performance measure, and (iv) a 200.0% payout percentage for the Comparable AOR Preneed Production Growth performance measure applicable to Mr. Waring. As a result of the foregoing and giving effect to the weightings as described above, Messrs. Waltrip, Ryan, Webb and Tanzberger received annual performance-based incentives paid in cash at 199.1% of the target-based incentive award levels, and Mr. Waring also received an annual performance-based incentive paid in cash at 199.1% of his target-based incentive award level. The actual dollar amounts of the payouts are set forth in footnote (2) to the Summary Compensation table below. The Company also exceeded the Umbrella Program's threshold metric regarding total consolidated revenue and, consistent with the Umbrella Program, the Compensation Committee reduced the amounts payable under the Umbrella Plan to the amounts payable under the performance measures as discussed above.
Long-Term Incentive Compensation
In February of each year, the Compensation Committee approves the long-term incentive award grants for that year. Awards granted in 2013 under our long-term incentive compensation program consisted of three types of awards to provide balance and focus for the Named Executive Officers. Specifically, the awards consist of a mix of stock options, restricted stock and performance units, which are designed to ensure that appropriate focus is given to driving the Company's stock price appreciation, managing the ongoing operations and implementing strategy and ensuring superior total shareholder returns.
The total target value of the long-term incentive awards for each of our Named Executive Officers was generally established within a competitive range of the market median of the Reference Group. The market median of the Reference Group for each executive officer was based upon the position being evaluated and varied by position (for example, the value of an award for the position of President was higher than the value of an award for the position of Senior Vice President). In addition to such range, the Compensation Committee considered other factors in establishing the total targeted expected value for each executive officer, including the individual performance of each executive officer, the job responsibilities of each executive officer and the overall Company performance in light of the then-current economic environment. Once the total target value was established for each executive officer, we calculated and granted to the executive officer (i) the number of stock options which had a value equal to one third of the total target value, (ii) the number of shares of restricted stock which had a value equal to one third of the total target value, and (iii) the number of performance units which had a value equal to one third of the total target value.
We believe that the grant of significant annual equity awards further links the interests of senior management and the Company's shareholders. Therefore, the grant of stock options and the award of restricted stock are important components of annual compensation. Although the Compensation Committee does not consider current stock ownership levels in determining equity awards, we do annually review the ownership levels and progress towards established ownership guidelines, as discussed below.
Stock Options
The purpose of using stock options is to provide to executive officers a reward whose value is directly attributable to their ability to increase the value of the business and our stock price. Stock options are granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date. Stock options vest at a rate of one third per year and have an eight-year term. The Compensation Committee establishes an economic value of stock options to be awarded and approves the number of stock options substantially equivalent to those economic values.
Restricted Stock
The purpose of using restricted stock with vesting provisions is to assist in retaining our executive officers and encouraging stock ownership. The restricted stock awards are made at the same time as the stock option grants, vest at a rate of one-third per year and are based on the estimated grant date value of the restricted shares.
Performance Units
The performance units are intended to reward executive officers for effective management of the business over a multi-year period. In addition, the performance units allow executive officers to retain or build their SCI stock ownership by providing liquidity that can be applied to taxes associated with option exercises and restricted stock vestings. The Performance Unit Plan measures the three year total shareholder return (“TSR”) relative to the public companies which are included in the Reference Group. TSR is defined as $100 invested in SCI common stock on the first day of the performance cycle, with dividends reinvested, compared to $100 invested in each of the public companies in the Reference Group, with dividend reinvestment during the same period. The Compensation Committee believes TSR is an appropriate metric because it (i) aligns the interests of management with the interests of shareholders, and (ii) provides a useful means of comparing Company performance relative to the performance of public companies in the Reference Group. Each performance unit has a value of $1.00 and the actual payout may vary by a range of 0% to 200% of the targeted award established by the Compensation Committee. Earned performance unit awards are settled in cash at the end of each three-year performance period. The chart below sets forth the range of payouts as a percent of a target award at various levels of relative TSR performance.

Performance Unit Range of Payouts
Award Payout Level	SCI Weighted Average Total Shareholder Return Ranking Relative to Comparator Group at End of Performance Cycle	% of Target Award Paid as Incentive*
Maximum	75th Percentile or greater	200%
Target	50th Percentile	100%
Threshold	25th Percentile	25%
Below Threshold	Less than 25th Percentile	0%
______________

*	Calculation of awards for performance levels between threshold and target or target and maximum are calculated using straight-line interpolation.

We believe superior relative performance in a down year deserves a reward, but should be limited. Therefore. payouts are capped at target if SCI experiences negative TSR for a performance cycle but performs well in relation to the Reference Group.
For the 2011 — 2013 performance cycle, the closing stock price determinations as of December 31, 2010 and December 31, 2013 were used to calculate the awards due participants. For this performance cycle, the participants earned an award of 200% based on TSR greater than 132% and at the 87th percentile or better ranking relative to the reference group used in 2011.
For the 2013 — 2015 performance cycle, the Compensation Committee granted performance units with performance awards ranging from 0% to 200% as set forth below in the “Grants of Plan-Based Awards” table. A target award is earned if SCI's TSR relative ranking is at the 50th percentile of the TSR of the public companies in the 2013 Reference Group.
Provisions Regarding Claw-Backs
In November 2008, the Board of Directors adopted provisions for seeking the return (claw-back) from executive officers of cash incentive payments and stock sale proceeds in certain circumstances involving fraud. For awards made after 2008, we added these provisions for the following elements of compensation: annual performance-based incentives paid in cash, stock options, restricted stock and performance units. The provisions would be triggered if the Board of Directors determines that an officer has engaged in fraud that caused, in whole or in part, a material adverse restatement of the Company's financial statements. In such an event, the Company would seek to recover from the offending officer the following:

•	The actual annual performance-based incentive paid in cash to the officer, but only if the original payment would have been lower if it had been based on the restated financial results.

•
The gains from sales of stock acquired under stock options realized at any time after the filing of the incorrect financial statements. (Any remaining vested and unvested stock options would be cancelled).

•	The gains from sales of restricted stock realized at any time after the filing of the incorrect financial statements. (Any remaining unvested restricted stock would be forfeited).

•	The amount of a performance unit award paid after the ending date of the period covered by the incorrect financial statements. (Any unpaid performance unit award would be forfeited).
Consideration of 2013 Say-on-Pay Vote
At our annual meeting of shareholders held on May 8, 2013, over 80% of the shares voted, representing a significant majority of the shares outstanding, were voted in favor of the proposal for an advisory vote to approve Named Executive Officer compensation (“say-on-pay” vote). The Compensation Committee believes this result is an indication that a significant majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our Named Executive Officers with the interests of our shareholders. The Compensation Committee considered the results of the 2013 say-on-pay vote, but such results did not impact the Committee's decisions regarding the determination of executive compensation for 2014. We will continue to consider the outcome of our “say-on-pay” vote results when determining future compensation policies and pay levels for our Named Executive Officers.
Securities Trading and Investment Policy
The Board of Directors maintains a policy governing directors and officers with regard to transactions involving the Company's securities, including purchases and sales of common stock. Among other things, the policy provides guidelines on trading during "trading windows", confidentiality responsibilities and reporting obligations.
Stock Ownership Guidelines and Retention Requirements - Officers
In 2004, we established stock ownership guidelines for officers. Share ownership is generally achieved through open market purchases of SCI stock, shares acquired in the company sponsored 401(k) plan, vesting of restricted stock and shares retained after exercise of stock options. The table below sets forth our current ownership guidelines for our officers.

Title	Target Holdings (# of Shares)
Chairman of the Board	400,000
President and Chief Executive Officer	400,000
Executive Vice President and Chief Operating Officer	200,000
Senior Vice President	100,000
Vice President	60,000
At March 17, 2014, the Named Executive Officers had attained or exceeded their ownership guideline levels.
In February 2011, we established a policy to require that an officer retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that officer has met the ownership guidelines.
Policies on Hedging and Pledging
In the fourth quarter of 2013, we established policies to prohibit officers and directors from hedging or pledging their SCI stock ownership. Pre-existing pledge arrangements are grandfathered, but such arrangements may not be renewed or extended at maturity.
Employment Agreements; Termination Payment Arrangements
The Company has employment agreements with Messrs. R.L. Waltrip, Thomas L. Ryan, Michael R. Webb, Eric D. Tanzberger and Sumner J. Waring, III. These agreements have current terms expiring December 31, 2014. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party.
The employment agreements articulate the terms and conditions of the officers' employment with the Company including termination provisions and noncompetition obligations. Each November, we review the list of, and the terms and conditions of employment for, the Named Executive Officers and other officers with employment agreements in effect and determine whether to extend, modify or allow the agreements to expire.
In 2010, we amended our executive employment agreements to eliminate any obligation to pay tax gross ups in the event of a change of control of the Company.
For further discussion of these employment agreements, refer to “Certain Information with Respect to Officers and Directors - Executive Employment Agreements” below.
Our employment agreements and compensation plans have historically incorporated arrangements for certain payments upon change of control of the Company and for other terminations. We believe that these arrangements have been and are necessary to attract, motivate, reward and retain the broad-based management talent required to achieve our corporate directives. In the context of a possible acquisition or merger of the Company, we believe that change-in-control provisions (i) help focus our executives on strategic alternatives that would maximize shareholder value, and (ii) provide for personal financial security, thereby reducing a concern which could be a distraction for the executive. Our change-in-control and other termination payment arrangements do not affect decisions regarding other compensation elements. We structured the terms and payout of our arrangements based upon our historical practice and competitive considerations, including advice from an independent consultant that such features were commonly used by publicly traded companies.
For further discussion of termination arrangements, refer to “Certain Information with Respect to Officers and Directors - Potential Payments Upon Termination” below.
Retirement Plans
We believe that financial security during retirement can be as important as financial security before retirement. We previously maintained a Supplemental Executive Retirement Plan for Senior Officers which ceased accruing benefits in 2000. In 2005, we implemented an Executive Deferred Compensation Plan for our executive officers which includes a Company contribution for retirement.
Our Supplemental Executive Retirement Plan for Senior Officers is a non-qualified plan under which our Named Executive Officers accrued benefits until December 31, 2000. No additional benefits will accrue after 2000. Each participant is entitled at age 60 to the annual payment of the full amount of his benefit.
To help retain and recruit executive level talent, the Company maintains a supplemental retirement and deferred compensation plan for its executive officers, the Executive Deferred Compensation Plan. This plan allows for an annual retirement contribution of 7.5% and a performance-based contribution targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in the Annual Performance-Based Incentives Paid in Cash above. The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentive paid in cash. The plan allows for individual deferral of base salary, annual performance-based incentives paid in cash, restricted stock awards and performance unit awards. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company's 401(k) plan due to tax limits on contributions to qualified plans. In February 2014, the Company made the following contributions under the plan with respect to 2013 service and performance:

Name	7.5% Retirement Contribution	Performance Contribution	Total
R.L. Waltrip	NA	NA	NA
Thomas L. Ryan	$257,178	$511,956	$769,134
Michael R. Webb	152,527	303,631	456,159
Eric D. Tanzberger	92,554	184,245	276,799
Sumner J. Waring, III	85,269	169,742	255,011
We also offer a 401(k) plan to our employees, including our executive officers. In 2000, the Company initiated the 401(k) Retirement Savings Plan for elective contributions by participants and matching contributions by the Company up to prescribed limits established by the Board of Directors and specific IRS limitations. Participants may elect to defer up to 50% of salary and bonus into the Plan subject to the annual IRS contribution limit of $16,500 excluding the $5,500 catch-up contributions for eligible for participants age 50 and older. The Company's match ranges from 75% to 125% of employee deferrals based on their years of company service. The match is applied to a maximum of 6% of an officer's salary and annual performance-based incentive, subject to the IRS compensation limits.

Perquisites and Personal Benefits
We provide various perquisites and personal benefits to our executive officers which the Compensation Committee views as an important component of competitive compensation packages for executive officers, including:

•	financial and legal planning and tax preparation — provided to officers to encourage critical document preparation and financial planning advice for effective tax and retirement planning

•
supplemental medical reimbursements — provided to officers and managing directors. The insured benefit product covers out of pocket medical expenses, exclusive of required premium contributions by participants in the Company's medical and dental plans, and is a valued benefit provided at modest annual cost per participant.

•	enhanced life insurance — executive life insurance program for officers generally covering approximately 3.5 times the executive's annual salary and bonus.

•
funeral and cemetery benefits — provides funeral/cemetery discounts for directors and officers and their immediate families, on an atneed or prearranged basis. Under the policy, the Company provides (i) services free of cost, and (ii) merchandise, property and interment rights at cost.

•	security and transportation services — security and transportation services are provided to the Chairman of the Board, and security services are provided to the Chief Executive Officer.

•
personal use of Company aircraft — all officers were allowed limited use of the Company's leased aircraft in 2013 for personal reasons in accordance with the Company's usage policy approved by the Board of Directors. In February 2014, the Board modified the policy and eliminated the personal use of aircraft for all directors and officers, except for limited use by six senior officers (two of whom are also directors).

Personal benefit amounts are not considered annual salary for bonus purposes, deferred compensation purposes or 401(k) contribution purposes.
Compensation Policies and Practices as They Relate to Risk Management
In February 2013, we reviewed the risks arising from the Company's compensation policies and practices for its employees and made a determination that such risks are not reasonably likely to have a material adverse effect on the Company. At a meeting held February 12, 2013, the Compensation Committee reviewed and discussed compensation of Company employees, including the total potential maximum impact of the Company's variable compensation, the safeguards embodied in the compensation plans and that the compensation plans and compensation metrics do not provide incentives for management to take undue risks. The Compensation Committee reached a consensus to recommend to the Nominating and Corporate Governance Committee of our Board of Directors that it make the determination referenced above. At a meeting also held on February 12, 2013, the Nominating and Corporate Governance Committee considered the above referenced compensation information and the above referenced recommendation of the Compensation Committee. As a result, the Nominating and Corporate Governance Committee made a determination that the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
In February 2014, we followed the risk assessment process described in the preceding paragraph and again reached a determination that the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Alan R. Buckwalter, III (Chairman)
Anthony L. Coelho
John W. Mecom, Jr.
Marcus A. Watts

CERTAIN INFORMATION WITH RESPECT TO OFFICERS AND DIRECTORS
Compensation
The following table sets forth information for the three years ended December 31, 2013 with respect to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Total” column in the table reduced by the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

Summary Compensation Table

Name and Principal Position	Year	Salary	Restricted Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

R. L. Waltrip	2013	$951,966	$642,236	$635,792	$3,081,178	0	$390,362	$5,701,534
Chairman of the Board	2012	951,200	624,683	633,795	2,924,303	0	376,545	5,510,526
	2011	951,015	560,582	583,599	2,317,022	0	326,651	4,738,870

Thomas L. Ryan	2013	1,072,428	1,446,174	1,433,289	4,794,042	0	832,390	9,578,322
President and Chief	2012	1,014,200	1,296,300	1,318,703	4,584,075	36,573	879,073	9,128,923
Executive Officer	2011	1,010,092	1,159,510	1,205,378	3,255,584	14,245	713,496	7,358,305

Michael R. Webb	2013	679,543	672,746	665,193	2,539,699	0	527,348	5,084,529
Executive Vice President	2012	669,200	634,740	644,018	2,338,052	71,121	636,892	4,994,022
and Chief Operating Officer	2011	665,285	560,582	583,599	1,711,452	33,574	511,445	4,065,937

Eric D. Tanzberger	2013	494,442	346,289	343,254	1,331,060	0	359,139	2,874,183
Senior Vice President	2012	481,031	315,135	319,283	1,019,909	21,336	339,936	2,496,630
and Chief Financial Officer	2011	460,177	280,291	291,800	775,199	7,871	249,182	2,064,519

Sumner J. Waring, III	2013	474,018	305,100	302,828	1,179,919	0	327,516	2,589,381
Senior Vice President	2012	451,800	280,493	283,845	982,618	0	332,476	2,331,231
Operations	2011	450,561	245,597	255,802	753,751	0	306,042	2,011,754
____________

(1)
The Restricted Stock Awards and Option Awards columns set forth the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made for the valuation of the awards are set forth in note 14 to the consolidated financial statements included in the SCI 2013 Annual Report on Form 10-K.

(2)	The Non-Equity Incentive Plan Compensation is composed of the following:

	Year	Annual Performance-Based Incentive Paid in Cash	Performance Units (a)

R .L.Waltrip	2013	$1,895,178	$1,186,000
	2012	1,288,543	1,635,760
	2011	1,271,754	1,045,268

Thomas L. Ryan	2013	2,354,042	2,440,000
	2012	1,511,275	3,072,800
	2011	1,491,584	1,764,000

Michael R. Webb	2013	1,353,699	1,186,000
	2012	906,532	1,431,520
	2011	894,720	816,732

Eric D. Tanzberger	2013	739,060	592,000
	2012	456,869	563,040
	2011	432,199	343,000

Sumner J. Waring, III	2013	661,919	518,000
	2012	419,578	563,040
	2011	427,019	326,732
____________
(a) Performance Units for 2013 related to the performance period of 2011-2013. Performance Units for 2012 related to the performance period of 2010-2012. Performance Units for 2011 related to the performance period of 2009-2011.

(3)
This column sets forth the change in the actuarial present value of each executive's accumulated benefit in 2013, 2012, and 2011 for the Supplemental Executive Retirement Plan for Senior Officers. The assumptions made for quantifying the present value of the benefits are set forth in note 15 to the consolidated financial statements included in the SCI 2013 Annual Report on Form 10-K. For 2013, there were no increases in the actuarial present value; instead, there were decreases in value as follows: $13,780 for Mr. Ryan, $17,662 for Mr. Webb and $8,674 for Mr. Tanzberger.

(4)	All Other Compensation includes the following:

2013 All Other Compensation

Name	Contributions To Deferred Compensation Plan (a)	Contributions to 401(k) Plan (a)	Life Insurance Related (b)	Perquisites and Other Personal Benefits (c)
R. L. Waltrip		$19,125	$12,000	$359,236	(d)
Thomas L. Ryan	$619,091	19,125	11,418	182,756	(e)
Michael R. Webb	370,249	19,125	13,836	124,138	(f)
Eric D. Tanzberger	221,755	19,125	2,922	115,337	(g)
Sumner J. Waring, III	201,184	19,125	2,762	104,444	(h)
____________

(a)	The amounts represent contributions by the Company to the accounts of executives in the plans identified in the table.
(b)	The amounts represent payment for term life insurance premiums or supplemental life insurance.
(c)
The amounts represent the incremental cost to the Company to provide perquisites and other personal benefits. With respect to personal use of the Company's leased aircraft, the cost includes the average cost of fuel used, direct costs incurred such as flight planning services and food, and an hourly charge for maintenance of engine and airframe. With respect to medical reimbursement, the Company pays to the executive the medical expenses he incurs which are not reimbursed to the executive by the Company's health insurance.

(d)
For Mr. Waltrip, includes $180,297 for personal use of aircraft, $82,742 for guard and alarm services at his residence, as well as costs regarding medical reimbursement, tax and financial planning, personal security and driving services of employees and provision of an automobile.

(e)	For Mr. Ryan, includes $149,814 for personal use of aircraft, as well as costs regarding medical reimbursement, tax and financial planning and security services at his residence.
(f)	For Mr. Webb, includes $110,383 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(g)	For Mr. Tanzberger, includes $95,390 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(h)	For Mr. Waring, includes $82,049 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.

Grants of Plan-Based Awards
The following table sets forth plan-based awards granted in 2013.
Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Restricted Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Performance units (#)	Threshold ($)	Target ($)	Maximum ($)

R. L. Waltrip	2/12/2013		$1	$952,000	$1,904,000
	2/12/2013	700,000	175,000	700,000	1,400,000
	2/12/2013					42,100				$642,236
	2/12/2013						173,000	$15.255	$15.31	635,792
Thomas L. Ryan	2/12/2013		1	1,182,500	2,365,000
	2/12/2013	1,580,000	395,000	1,580,000	3,160,000
	2/12/2013					94,800				1,446,174
	2/12/2013						390,000	15.255	15.31	1,433,289
Michael R. Webb	2/12/2013		1	680,000	1,360,000
	2/12/2013	733,000	183,250	733,000	1,466,000
	2/12/2013					44,100				672,746
	2/12/2013						181,000	15.255	15.31	665,193
Eric D. Tanzberger	2/12/2013		1	371,250	742,500
	2/12/2013	378,000	94,500	378,000	756,000
	2/12/2013					22,700				346,289
	2/12/2013						93,400	15.255	15.31	343,254
Sumner J. Waring, III	2/12/2013		1	332,500	665,000
	2/12/2013	333,000	83,250	333,000	666,000
	2/12/2013					20,000				305,100
	2/12/2013						82,400	15.255	15.31	302,828

In the table above, the four lines pertaining to each Named Executive Officer relate to the following:

•	First line - Annual Performance-Based Incentives Paid in Cash

•	Second line - Performance Units

•	Third line - Restricted Stock

•	Fourth line - Stock Options
The material terms of each such element of compensation are described previously in the “Compensation Discussion and Analysis.”
The performance units are settled in cash at the end of a three-year performance period. In addition, the performance units provide for pro rata vesting in the event of (i) death, (ii) disability, (iii) in the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, or (iv) termination by the Company not for cause. The pro rata vesting is determined by the number of months of service by the executive during the three-year performance period, divided by 36 (which is the number of months in a performance period). For a change of control of the Company, the performance units vest 100% and will be paid at target.
The restricted stock grants and stock option grants vest one-third per year. In addition, the restricted stock grants and stock option grants vest 100% in the event of (i) death, (ii) disability, (iii) in the discretion of the

Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, (iv) termination by the Company not for cause, or (v) change of control of the Company.
Holders of restricted stock receive dividend payments at the same rate as holders of outstanding shares of SCI common stock.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning unexercised options and restricted stock that has not vested as of the end our last completed fiscal year.
Outstanding Equity Awards at Fiscal Year-End 2013

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

	Exercisable	Unexercisable
R.L. Waltrip	224,000		$10.7300	2/13/2015	99,834	$1,809,990
	174,000		11.6050	2/12/2016
	567,400		4.1850	2/10/2017
	231,000		7.6250	2/9/2018
	142,666	71,334 (1)	9.0850	2/8/2019
	62,000	124,000 (2)	11.1750	2/7/2020
	0	173,000 (3)	15.2550	2/12/2021
Thomas L. Ryan	420,000		10.7300	2/13/2015	215,468	3,906,435
	294,000		11.6050	2/12/2016
	957,400		4.1850	2/10/2017
	434,000		7.6250	2/9/2018
	294,666	147,334 (1)	9.0850	2/8/2019
	129,000	258,000 (2)	11.1750	2/7/2020
	0	390,000 (3)	15.2550	2/12/2021
Michael R. Webb	210,000		10.7300	2/13/2015	102,434	1,857,128
	136,000		11.6050	2/12/2016
	93,300		4.1850	2/10/2017
	202,000		7.6250	2/9/2018
	142,666	71,334 (1)	9.0850	2/8/2019
	63,000	126,000 (2)	11.1750	2/7/2020
	0	181,000 (3)	15.2550	2/12/2021

Outstanding Equity Awards at Fiscal Year-End 2013

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

	Exercisable	Unexercisable
Eric D. Tanzberger	84,000		$10.7300	2/13/2015	51,734	$937,937
	57,100		11.6050	2/12/2016
	69,500		7.6250	2/9/2018
	71,333	35,667 (1)	9.0850	2/8/2019
	31,233	62,467 (2)	11.1750	2/7/2020
	0	93,400 (3)	15.2550	2/12/2021
Sumner J. Waring, III	84,000		10.7300	2/13/2015	45,701	828,559
	49,000		11.6050	2/12/2016
	79,500		7.6250	2/9/2018
	62,533	31,267 (1)	9.0850	2/8/2019
	27,766	55,534 (2)	11.1750	2/7/2020
	0	82,400 (3)	15.2550	2/12/2021
________

(1)	These unexercisable options expiring 02/08/2019 vest 100% on 02/08/2014.

(2)	These unexercisable options expiring 02/07/2020 vest 50% on each of 02/07/2014 and 02/07/2015.

(3)	These unexercisable options expiring 02/12/2021 vest 33% on each of 02/12/2014, 02/12/2015 and 02/12/2016.

(4)	The restricted stock for each person in the table vests as follows:

	Shares Vesting 03/05/2014	Shares Vesting 03/05/2015	Shares Vesting 03/05/2016
R.L. Waltrip	53,133	32,667	14,034
Thomas L. Ryan	112,601	70,267	31,600
Michael R. Webb	54,100	33,634	14,700
Eric D. Tanzberger	27,200	16,967	7,567
Sumner J. Waring, III	24,000	15,034	6,667

Option Exercises and Stock Vested
The following table provides information concerning each exercise of stock option and each vesting of restricted stock during the last fiscal year on an aggregated basis.
Option Exercises and Stock Vested for the Year Ended December 31, 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
R.L. Waltrip	189,400	$1,891,159	62,234	$973,651
Thomas L. Ryan	0	0	124,333	1,945,190
Michael R. Webb	118,400	1,179,264	59,634	932,974
Eric D. Tanzberger	0	0	27,567	431,286
Sumner J. Waring, III	0	0	25,267	395,302
________

(1)
Includes the shares and value of restricted stock which were deferred into the Executive Deferred Compensation Plan, described hereinafter under the caption "Executive Deferred Compensation Plan", as follows: 80,999 shares with a value of $1,267,229 for Mr. Ryan, 39,400 shares with a value of $616,413 for Mr. Webb and 9,400 shares with a value of $147,063 for Mr. Tanzberger.

Pension Plans
The following table sets forth information regarding the SERP for Senior Officers as of December 31, 2013.
Pension Benefits as of December 31, 2013

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
R. L. Waltrip	SERP for Sr. Officers	NA	$0	$0
Thomas L. Ryan	SERP for Sr. Officers	18	145,969	0
Michael R. Webb	SERP for Sr. Officers	24	434,632	0
Eric D. Tanzberger	SERP for Sr. Officers	17	75,249	0
Sumner J. Waring, III	SERP for Sr. Officers	NA	0	0
____________

(1)
The assumptions made for calculating the present value of accumulated benefit of the SERP for Sr. Officers are set forth in note 15 to the consolidated financial statements included in the SCI 2013 Annual Report on Form 10-K.

Supplemental Executive Retirement Plan for Senior Officers
In 2000, we amended the Supplemental Executive Retirement Plan for Senior Officers (“SERP for Senior Officers”) effective January 1, 2001. Under the amendment, no additional benefits will accrue and no employees shall become eligible to participate in the plan after 2000.
The SERP for Senior Officers is a non-qualified plan which covers certain executive officers and certain regional operating officers, including the Named Executive Officers. Benefits under the SERP for Senior Officers do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan were previously set by the Compensation Committee from time to time. The Compensation Committee previously set guidelines such that the annual benefits would generally equal a percentage (75% for the CEO and lesser percentages for the other officers) of a participant's 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant's benefits under Social Security and the former SCI Cash Balance Plan. The participant will be entitled at age 60 to the annual payment of the full amount of his benefit; if his employment terminates earlier than age 60, he will be entitled to the annual payment of the amount of his benefit multiplied by a fraction of which the numerator is the participant's years of service and the denominator is the number of years from the participant's hire date until he reaches age 60.
Benefit payments will be made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age 55. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the SERP for Senior Officers), the Company will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death or the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.

Executive Deferred Compensation Plan
The following table provides information concerning contributions, earnings and other information under the Executive Deferred Compensation Plan.
Nonqualified Deferred Compensation in 2013

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
R.L. Waltrip	NA	NA	NA	NA	NA
Thomas L. Ryan	$2,512,900	$619,091	$2,193,833	$627,621	$15,376,880
Michael R. Webb	1,190,941	370,249	1,315,827	537,846	8,676,080
Eric D. Tanzberger	543,120	221,755	181,131	53,618	2,700,873
Sumner J. Waring, III	53,460	201,184	309,217	62,711	2,274,601
____________

(1)	These executive contributions were made in 2013 and are included in the Summary Compensation Table for the year 2013 in the amounts and under the headings as follows:

		Non-Equity Incentive Plan Compensation
	Salary	Annual Performance -Based Incentive Paid In Cash	Performance Units	Restricted Stock Awards
R.L. Waltrip	NA	NA	NA	NA
Thomas L. Ryan	$106,565	$226,691	$460,920	$1,718,724
Michael R. Webb	40,700	135,980	214,728	799,533
Eric D. Tanzberger	29,578	45,687	56,304	411,551
Sumner J. Waring, III	28,286	25,175	0	0

(2)	The registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.

(3)	The earnings reflect the returns of the measurement funds selected by the executives and are not included in the Summary Compensation Table.

(4)	The Aggregate Balance at Last FYE includes amounts previously reported as compensation in the Summary Compensation Table for years prior to 2013 as follows:

R.L. Waltrip	NA
Thomas L. Ryan	$9,345,309
Michael R. Webb	5,437,002
Eric D. Tanzberger	1,870,093
Sumner J. Waring, III	1,243,222
The Executive Deferred Compensation Plan is a supplemental retirement and deferred compensation plan for executive officers. The plan allows for Company contributions, including contributions of 7.5% and performance-based contributions targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in “Compensation Discussion and Analysis - Annual Performance-Based Incentives Paid in Cash.” The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentive paid in cash. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company's 401(k) plan due to tax limits on contributions to qualified plans.

Company contributions to the plan generally vest over three years. If a participant is terminated by the Company not for cause, dies, becomes disabled, retires on or after age 60 with ten years of service or age 55 with 20 years of service, or in the event of a change of control of the Company as defined in the plan, the participant immediately vests 100% in the Company's contributions.
In addition, the plan allows for an individual participant to defer portions of his or her base salary, annual performance-based incentives paid in cash, restricted stock and performance units. The participant may defer up to 80% of salary, up to 100% of restricted stock and up to 90% of the other elements of compensation. All of these amounts are 100% vested.
Each participant may elect measurement funds, which are based on certain mutual funds, for the purpose of crediting or debiting additional amounts to his or her account balance. A participant may change his or her measurement funds election at any time. The Compensation Committee determines which measurement funds will be available for participants. For 2013, the available measurement funds, and their respective returns, were as follows:

Fund Name	2013 Calendar Year Return
Advisor Managed Portfolio - Conservative	2.08%
Advisor Managed Portfolio - Moderate	5.29
Advisor Managed Portfolio - Moderate Growth	8.99
Advisor Managed Portfolio - Growth	13.81
Advisor Managed Portfolio - Aggressive	19.37
American Funds International	21.63
Delaware VIP Int'l Value Equity Series	22.78
DWS VIP Small Cap Index	38.64
Fidelity VIP Contrafund	31.29
Fidelity VIP Index 500	32.25
Fidelity VIP Money Market	6.08
Fidelity VIP Mid Cap	36.23
Invesco V.I. International Growth	19.01
InvescoVan Kampen V.I. Mid Cap Value	34.27
Janus Aspen Enterprise Portfolio	32.38
LVIP Baron Growth Opportunities	40.06
Mainstay VP Eagle Small Cap Growth	30.89
Mainstay VP High Yield Corporate Bond	6.63
MFS VIT Value Series	35.48
Morgan Stanley UIF Emerging Market Debt	(8.75)
PIMCO VIT Real Return Bond	(9.22)
PIMCO VIT Total Return Bond	(1.96)
SCI General Account Fund	3.11
T. Rowe Price Limited-Term Bond	0.11
T. Rowe Price New American Growth	41.15

A participant may generally elect to receive distribution at termination in a lump sum or in installments of up to five to fifteen years. With regard to the participant's contributions, the participant may schedule other distribution dates. For death, disability or change of control of the Company, the participant is entitled to a lump sum payment within 60 days.

Executive Employment Agreements
Current Executive Officers
The Company has employment agreements with the Named Executive Officers. These agreements have current terms expiring December 31, 2014. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company's decision to authorize renewal, the employment agreement will not be extended.
These agreements provide for base salaries which may be increased by the Compensation Committee in its sole discretion, and the right to participate in bonus and other compensation and benefit arrangements. As of March 17, 2014, the base salaries for Messrs. R.L. Waltrip, Ryan, Webb, Tanzberger and Waring were $952,000, $1,100,000, $690,000, $520,000 and $490,000, respectively.
Pursuant to the agreements, in the event of termination of employment due to the executive's voluntary termination, the executive will be entitled to receive (i) salary earned to the date of termination and (ii) any incentive compensation that had been determined by the Compensation Committee but not yet paid. In the event of termination of employment due to disability or death, the executive or his estate will be entitled to receive (i) his salary through the end of his employment term, and (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the annual performance-based incentive bonus the executive would have received if he had remained an employee through his employment term (“Pro Rated Bonus”). In the event of termination by the Company without cause, the executive will be entitled to receive (i) bi-weekly salary continuation payments based on his rate of salary for two years, (ii) Pro Rated Bonus, and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company for cause, the executive will not be entitled to any further payments under the employment agreement. “Cause” includes conviction of a crime involving moral turpitude, failure to follow Company policy or directives, willful and persistent failure to attend to his duties, gross negligence or willful misconduct, and violation of his obligations under the employment agreement.
In the event of a change of control of the Company (as defined below) and the subsequent termination of the executive without cause or voluntary termination by the executive for Good Reason (as defined below) during the two years following the change of control, the executive will be entitled to the following.

•	A lump sum equal to three, multiplied by the sum of the executive's annual salary plus target annual performance-based incentive bonus (“Target Bonus”).

•	An amount equal to his target annual performance-based incentive bonus, prorated to the date of the change of control (“Partial Bonus”).

•	Continuation of health benefits for eighteen months.
“Good Reason” means relocation of the executive by more than 50 miles, reduction in base salary or bonus or other compensation programs, or reduction in the executive's aggregate benefits.
In 2010, the Company amended the employment agreements to eliminate any obligations to pay tax gross ups in the event of a change of control of the Company.
Upon termination of his employment, each executive (other than Mr. R.L. Waltrip) will be subject, at the Company's option, to a non-competition obligation for a period of one year which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, the Company will make payments to the executive during the non-competition period at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twenty-four months after a change of control for certain specified reasons), in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments.
With regard to Mr. R.L. Waltrip, his employment agreement provides that he will be subject to a 10 year non-competition obligation. However, SCI will not be required to make any further payments to Mr. Waltrip for the non-competition obligation.
Change of Control
Under the employment agreements, a change in control would include any of the following:

•
Any individual, entity or group acquires 20% or more of our common stock or voting securities (excluding certain acquisitions involving SCI or an SCI benefit plan or certain reorganization, merger or consolidation transactions);

•	Our incumbent directors cease to constitute a majority of our directors (our incumbent directors include persons nominated by the existing Board or Executive Committee);

•	Our shareholders approve certain reorganizations, mergers or consolidations; or

•	Our shareholders approve certain liquidations, dissolutions or sales of substantially all assets of SCI.
However, such a reorganization, merger, consolidation or sale of assets would not constitute a change of control if:
(1) More than 60% of the surviving corporation's common stock and voting shares is owned by our shareholders (in the same proportion that our shareholders owned shares in SCI before the transaction);
(2) No person (excluding SCI, any benefit plan of SCI or the surviving corporation, and a person owning 20% of SCI common stock or voting securities before the transaction) owns 20% or more of the common stock or voting shares of the surviving corporation; and
(3) A majority of the surviving corporation's Board members were incumbent SCI directors when the transaction agreement was entered.

Potential Payments Upon Termination
The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers in the event of a termination of employment. The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below. In addition, each Named Executive Officer will be entitled to receive his benefits described in the preceding tables titled “Pension Benefits” and “Nonqualified Deferred Compensation in 2013.”

R.L. Waltrip

Executive Benefits and Payments Upon Termination as of 12-31-13	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$1,904,000	$2,856,000	$952,000	$952,000
Annual Performance-Based Incentive Paid in Cash
Target Bonus			2,856,000
Pro Rated Bonus		1,895,178		1,895,178	1,895,178
Partial Bonus			952,000
Long Term Incentives
Performance Units
2011-2013 (performance period)	$1,186,000	1,186,000	1,186,000	1,186,000	1,186,000
2012-2014 (performance period)	629,227	629,227	694,000	629,227	629,227
2013-2015 (performance period)	198,333	198,333	700,000	198,333	198,333
Stock Options
Unvested and Accelerated	2,005,011	2,005,011	2,005,011	2,005,011	2,005,011
Restricted Stock
Unvested and Accelerated	1,809,990	1,809,990	1,809,990	1,809,990	1,809,990
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated
Post-retirement Health Care		22,260	22,260
Life Insurance Proceeds					150,000
Total:	$5,828,561	$9,649,999	$13,081,261	$8,675,740	$8,825,740

Thomas L. Ryan

Executive Benefits and Payments Upon Termination as of 12-31-13	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$2,150,000	$3,225,000	$1,075,000	$1,075,000
Annual Performance-Based Incentive Paid in Cash
Target Bonus			3,547,500
Pro Rated Bonus		2,354,042		2,354,042	2,354,042
Partial Bonus			1,182,500
Long Term Incentives
Performance Units
2011-2013 (performance period)		2,440,000	2,440,000	2,440,000	2,440,000
2012-2014 (performance period)		1,305,600	1,440,000	1,305,600	1,305,600
2013-2015 (performance period)		447,667	1,580,000	447,667	447,667
Stock Options
Unvested and Accelerated		4,248,276	4,248,276	4,248,276	4,248,276
Restricted Stock
Unvested and Accelerated		3,888,305	3,888,305	3,888,305	3,888,305
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated		4,411,602	4,411,602	4,411,602	4,411,602
Post-retirement Health Care		27,508	27,508
Life Insurance Proceeds					7,000,000
Total:	$0	$21,272,999	$25,990,690	$20,170,491	$27,170,491

Michael R. Webb

Executive Benefits and Payments Upon Termination as of 12-31-13	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$1,360,000	$2,040,000	$680,000	$680,000
Annual Performance-Based Incentive Paid in Cash
Target Bonus			2,040,000
Pro Rated Bonus		1,353,699		1,353,699	1,353,699
Partial Bonus			680,000
Long Term Incentives
Performance Units
2011-2013 (performance period)	1,186,000	1,186,000	1,186,000	1,186,000	1,186,000
2012-2014 (performance period)	640,107	640,107	706,000	640,107	640,107
2013-2015 (performance period)	207,683	207,683	733,000	207,683	207,683
Stock Options
Unvested and Accelerated	2,041,921	2,041,921	2,041,921	2,041,921	2,041,921
Restricted Stock
Unvested and Accelerated	1,857,128	1,857,128	1,857,128	1,857,128	1,857,128
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated	2,195,289	2,195,289	2,195,289	2,195,289	2,195,289
Post-retirement Health Care		27,508	27,508
Life Insurance Proceeds					4,600,000
Total:	$8,128,129	$10,869,335	$13,506,846	$10,161,827	$14,761,827

Eric D. Tanzberger

Executive Benefits and Payments Upon Termination as of 12-31-13	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$990,000	$1,485,000	$495,000	$495,000
Annual Performance-Based Incentive Paid in Cash
Target Bonus			1,113,750
Pro Rated Bonus		739,060		739,060	739,060
Partial Bonus			371,250
Long Term Incentives
Performance Units
2011-2013 (performance period)		592,000	592,000	592,000	592,000
2012-2014 (performance period)		317,333	350,000	317,333	317,333
2013-2015 (performance period)		107,100	378,000	107,100	107,100
Stock Options
Unvested and Accelerated		1,025,591	1,025,591	1,025,591	1,025,591
Restricted Stock
Unvested and Accelerated		937,937	937,937	937,937	937,937
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated		918,305	918,305	918,305	918,305
Post-retirement Health Care		27,508	27,508
Life Insurance Proceeds					2,750,000
Total:	$0	$5,654,834	$7,199,340	$5,132,326	$7,882,326

Sumner J. Waring, III

Executive Benefits and Payments Upon Termination as of 12-31-13	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$950,000	$1,425,000	$475,000	$475,000
Annual Performance-Based Incentive Paid in Cash
Target Bonus			997,500
Pro Rated Bonus		661,919		661,919	661,919
Partial Bonus			332,500
Long Term Incentives
Performance Units
2011-2013 (performance period)		518,000	518,000	518,000	518,000
2012-2014 (performance period)		281,973	311,000	281,973	281,973
2013-2015 (performance period)		94,350	333,000	94,350	94,350
Stock Options
Unvested and Accelerated		905,949	905,949	905,949	905,949
Restricted Stock
Unvested and Accelerated		828,559	828,559	828,559	828,559
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated		178,903	178,903	178,903	178,903
Post-retirement Health Care		27,508	27,508
Life Insurance Proceeds					2,362,500
Total:	$0	$4,447,161	$5,857,919	$3,944,653	$6,307,153

Below is a description of the assumptions that were used in creating the tables above.
Base Salary and Annual Performance-Based Incentive Paid in Cash
The amounts of these elements of compensation are governed by the employment agreements. See “Executive Employment Agreements” herein above. At December 31, 2013, each of the employment agreements had a term expiring December 31, 2014. In addition, the meaning of “change of control” as used in the tables is set forth in the employment agreements.
Performance Units, Stock Options and Restricted Stock
The amounts pertaining to the performance units, stock options and restricted stock are governed by the terms of their respective awards. See the discussion following the table “Grants of Plan-Based Awards” herein above. With respect to unvested performance units, restricted stock and stock options, the tables assume that accelerated vesting for voluntary termination at retirement occurs in the discretion of the Compensation Committee at age 60 with ten years of service or at age 55 with 20 years of service.
As discussed previously, performance units vest 100% upon a change of control and are paid at target. For other terminations (including death, disability, certain retirements and termination not for cause), the performance units become vested pro rata, but are not paid until after the expiration of their three year periods.

For purposes of the tables above, these pro rata payments are estimated based upon calculations which assume the performance period of each performance unit ended December 31, 2013. Regarding the performance units for the 2010-2012 performance period, the amounts reported in the columns represent the awards actually payable at the end of the three year performance period and do not represent any enhancements due to termination of employment.
For stock option amounts, the tables provide values for options which would become vested upon a termination event. The values are based upon the difference between the closing market price of SCI stock of $18.13 per share on December 31, 2013, and the actual exercise prices of the options. The amounts of unvested options and their exercise prices are set forth in the table “Outstanding Equity Awards at Fiscal Year-End 2013” herein above.
For restricted stock amounts, the tables provide values for restricted stock which would become vested upon termination events shown in the tables. The values are calculated by multiplying the unvested amounts of restricted stock by $18.13, the closing market price of SCI stock on December 31, 2013. The amounts of unvested restricted stock are set forth in the table “Outstanding Equity Awards at Fiscal Year-End 2013” herein above.
Other Benefits
In the tables, the amounts of Nonqualified Deferred Compensation are the unvested amounts pertaining to each executive's interest in the Executive Deferred Compensation Plan. For a discussion of vesting, see the discussion following the table “Nonqualified Deferred Compensation in 2013” herein above.
The amounts of Post-retirement Health Care represent Company estimates of the value of these benefits.
Compensation of Directors
The compensation of directors is described under “Election of Directors - Director Compensation” herein above.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Board members who served on the Compensation Committee during 2013 were Messrs. Alan R. Buckwalter, III, Anthony L. Coelho, John W. Mecom, Jr. and Marcus A. Watts. No member of the Compensation Committee in 2013 or at present was or is an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

CERTAIN TRANSACTIONS
For 2013, SCI paid $126,792 in compensation to Mr. Kevin Mack in his capacity as an employee of the Company. Mr. Mack is the brother of Mr. Stephen M. Mack, Senior Vice President Operations of the Company.
The family of Mr. Sumner J. Waring, III, Senior Vice President Major Market Operations, has had a relationship with SCI since 1996, when the family sold its business to SCI. In 2013, the Company leased office space through April 2014 from a company owned by Mr. Waring's mother and paid rent in the amount of $12,684 in 2013. In February 2014, the Company authorized a twelve month extension of the lease through April 2015. In addition, Mr. Waring's mother owns a company that leases funeral homes to the Company under a lease expiring in 2016 for which the Company paid rent of $200,000 in 2013.
In 2013, Barrow, Hanley, Mewhinney & Strauss, Inc. (“BHMS”) was a holder of more than 5% of the outstanding shares of Common Stock of the Company. During 2013, BHMS was one of the investment managers of portfolios of independent trusts which hold funds collected from consumers in connection with preneed funeral sales and preneed cemetery sales. The process by which such portfolio managers are chosen and overseen is outlined above under the section entitled “Board of Directors - Board Committees - Investment Committee”. During 2013, BHMS managed on average approximately $328,541,150 for such trusts and was managing approximately $357,913,745 at the end of 2013. Such trusts are prohibited from investing in SCI stock or other SCI securities. For such services, the trusts paid fees of $756,148 to BHMS for 2013. It is expected that BHMS will continue to act as an investment manager for such trusts during 2014.
In February 2007, the Company adopted a written policy regarding “related person transactions” which are required to be disclosed under SEC rules. Generally, these are transactions that involve (i) the Company, (ii) a director, officer or 5% shareholder, or family member or affiliates, and (iii) an amount over $120,000. Under the policy, our General Counsel will review any related person transaction with our Nominating and Corporate Governance Committee or its Chairman. Then, the committee or the Chairman will make a determination whether the transaction is consistent with the best interests of the Company and our shareholders. In February 2014, the Nominating and Corporate Governance Committee, reviewed and approved the transactions reported above.

VOTING SECURITIES AND PRINCIPAL HOLDERS
The table below sets forth information with respect to any person who is known to the Company as of March 17, 2014 to be the beneficial owner of more than five percent of the Company's Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class
FMR LLC, Fidelity Management & Research Company, Fidelity Leveraged Company Stock Fund and Edward C. Johnson, 3d	26,372,103	(1)	12.4%
245 Summer Street Boston, Massachusetts 02210

BlackRock, Inc.	22,551,937	(2)	10.6%
40 East 52nd Street New York, NY 10022

The Vanguard Group	11,256,024	(3)	5.3%
100 Vanguard Blvd Malvern, PA 19355

The London Company	12,458,615	(4)	5.9%
1801 Bayberry Court, Suite 301 Richmond, VA 23226
____________

(1)
Based on a filing made by the named companies and person on February 14, 2014, which reported sole voting power for 3,176,559 shares, shared voting power for no shares, sole investment power for 26,372,103 shares and shared investment power for no shares.

(2)
Based on a filing made by the named company on January 10, 2014, which reported sole voting power for 22,551,937 shares, shared voting power for no shares, sole investment power for 22,551,937 shares and shared investment power for no shares.

(3)
Based on a filing made by the named company on February 11, 2014, which reported sole voting power for 132,351 shares, shared voting power for no shares, sole investment power for 11,138,073 shares, and shared investment power for 117,951 shares.

(4)
Based on a filing made by the named company on February 12, 2014, which reported sole voting power for 11,513,330 shares, shared voting power for no shares, sole investment power for 11,513,330 shares, and shared investment power for 945,285 shares.

The table below sets forth, as of March 17, 2014, the amount of the Company's Common Stock beneficially owned by each Named Executive Officer, each director and nominee for director, and all directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted. Securities that have been pledged are disclosed in the notes.

Name of Individual or Group	Shares Owned		Right to Acquire Ownership Under Options Exercisable Within 60 Days	Percent of Class
R. L. Waltrip	1,778,375	(1)	1,592,066	1.5%
Thomas L. Ryan	1,209,836		2,935,400	1.9%
Michael R. Webb	639,305		1,041,633	*
Eric D. Tanzberger	247,827		230,699	*
Sumner J. Waring, III	329,181		389,299	*
Alan R. Buckwalter	124,287		—	*
Anthony L. Coelho	60,918		—	*
Malcolm Gillis	88,960	(2)	—	*
Victor L. Lund	165,143		—	*
John W. Mecom, Jr.	110,754		—	*
Clifton H. Morris, Jr.	188,227	(3)	—	*
W. Blair Waltrip	1,723,304	(4)	—	*
Marcus A. Watts	36,600		—	*
Edward E. Williams	201,813	(5)	—	*
Executive Officers and Directors as a Group (26 persons)	7,381,014	(6)	8,150,908	7.0%
____________
* Less than one percent

(1)
Includes 468,384 shares held in trusts under which Mr. R. L. Waltrip's three children, as trustees, share voting and investment powers; Mr. R.L. Waltrip disclaims beneficial ownership of such shares. These shares are also included in the shares owned by Mr. W. Blair Waltrip. See Footnote (4). Also includes 460,133 shares held by trusts of which Mr. R. L. Waltrip is the trustee having sole voting and investment powers.

(2)	Includes 23,951 shares owned by Dr. Gillis's wife.

(3)	Includes 4,034 shares owned by Mr. Morris' wife. Mr. Morris disclaims beneficial ownership of such shares.

(4)
Includes 468,384 shares held in trusts under which Mr. W. Blair Waltrip, his brother and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 104,907 shares held by other family members or trusts, of which shares Mr. W. Blair Waltrip disclaims beneficial ownership. Of the shares attributable to the trusts, 468,384 shares are also included in the shares owned by Mr. R. L. Waltrip. See Footnote (1). Also includes 74,400 shares held by a charitable foundation of which Mr. W. Blair Waltrip is President.

(5)	Includes 100,000 shares pledged as security.

(6)	Includes 120,082 shares pledged as security.

REPORT OF THE AUDIT COMMITTEE
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to ensure the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications, independence and performance and the performance of the Company's internal audit function. The Audit Committee's functions are detailed in the section entitled “Board of Directors - Board Committees - Audit Committee” above. The Audit Committee Charter is available for viewing on the SCI's home page, www.sci-corp.com, and is also available in print to any shareholder who requests it.
Each member of the Audit Committee is independent and financially literate, as defined by the New York Stock Exchange rules, and is limited to serving on no more than three audit committees of public companies. The Board of Directors has appointed, and the Audit Committee has acknowledged, Mr. Victor L. Lund, Chairman of the Audit Committee, as the Audit Committee Financial Expert as defined by the rules of the Securities and Exchange Commission.
The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with the independent registered public accounting firm. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board's Auditing Standard 16 (Communication with Audit Committees). The Audit Committee has also received the written disclosures in the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's independence, and has discussed with the independent registered public accounting firm their independence. The Audit Committee has also reviewed the independence of the independent registered public accounting firm considering the compatibility of non-audit services with maintaining their independence from the Company. Based on the preceding review and discussions contained in this paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE:
Victor L. Lund, Chair
Alan R. Buckwalter, III
Malcolm Gillis
Clifton H. Morris

PROPOSAL 2
PROPOSAL TO APPROVE THE SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee of the Board of Directors of the Company has recommended PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014. PricewaterhouseCoopers and its predecessors have audited the Company's accounts since 1993. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, and such representative will have the opportunity to make a statement if he or she desires to do so and be available to respond to appropriate questions at such meeting. The Audit Committee wishes to submit the selection of PricewaterhouseCoopers for shareholders' approval at the Annual Meeting. If the shareholders do not give approval, the Audit Committee will reconsider its selection. The affirmative vote of the holders of a majority of shares represented at the Annual Meeting will be required for approval of this proposal.
Audit Fees and All Other Fees
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy permits the Audit Committee to grant pre-approval for specifically defined audit and non-audit services. All of the fees set forth below were pre-approved by the Audit Committee.
Audit Fees
Fees for audit services were $5,480,980 in 2013 and $5,231,750 in 2012, including fees associated with the annual audit of the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, the reviews of the Company's quarterly reports on Form 10-Q, and fees related to statutory audits.
Audit- Related Fees
Fees for audit-related services totaled $198,706 in 2013 and $278,567 in 2012. The audit-related services in 2013 and 2012 were primarily related to an effectiveness review of certain processes and related controls.
Tax
Fees for tax services, including tax compliance, tax advice and tax planning, were $953,873 in 2013 and $295,673 in 2012. Fees for tax services in 2013 and 2012 were primarily for assistance in international corporate restructuring.
All Other Fees
Fees for all other services not described above were approximately $3,600 in 2013 and $3,838 in 2012. Amounts for both years were for research database licensing fees.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

PROPOSAL 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to SEC rules, we are asking shareholders to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the compensation of our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any related material contained in our Proxy Statement.”
The compensation of our executive officers is based on a program that ties a substantial percentage of an executive's compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation and the terms of annual and long-term incentive awards are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and therefore the compensation awarded to Named Executive Officers under the current program, fulfills this objective.
Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. For additional discussion of our focus on performance, see the “Compensation Highlights” on page 21.
Although the vote is non-binding, the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company's compensation program. Approval of this proposal is subject to the approval of a majority of the holders of shares of the Company's common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes are not counted.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL 4
SHAREHOLDER PROPOSAL TO ELECT EACH DIRECTOR ANNUALLY
The Amalgamated Bank’s LongView MidCap 400 Index Fund, 275 Seventh Avenue, New York, NY 10001, who has indicated it is a beneficial owner of more than $2,000 worth of the Company’s common stock, advised the Company that the following shareholder proposal will be presented at the annual meeting.

In accordance with the proxy regulations, the shareholder proposal and supporting statement presented below appear exactly as submitted. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement.

For the reasons set forth in The Board’s Statement in Opposition, which immediately follows the proposal, our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

Resolution Proposed by Shareholder

RESOLVED: The stockholders of Service Corporation International (the "Company") request that the board of directors take the necessary steps under applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its imple-mentation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of the Company and its stockholders.

Service Corporation International's board is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Elim-inating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that a company will be managed in a manner that is in the best interest of stockholders.

The evidence indicates that shareholders at other companies favor declassified boards. Shareholder proposals urging annual elections of all directors received, on average, 79% of the vote in 2013, according to Institutional Shareholder Services. Half of the Company's peers in the S&P MidCap 400 elect all directors annually, and the number of companies using this approach has grown in recent years.

We believe that this reform is needed.

WE URGE YOU TO VOTE FOR THIS RESOLUTION.

The Board’s Statement in Opposition

The Board of Directors has carefully considered the proposal and has determined that it is not in the best interests of the Company or its shareholders to elect directors on an annual basis. Accordingly, our Board unanimously recommends that you vote AGAINST Proposal 4.

SCI is committed to strong corporate governance and the Board of Directors regularly reviews its governance structure, including its classified board. In its discussions regarding the shareholder proposal to elect all directors annually, the Board considered market practice as well as the Company’s particular circumstances. The Board has determined that the classified board structure provides stability and continuity, protects shareholder value, promotes accountability, and furthers director independence as more fully described below.

Classified Board Promotes Stability and Continuity

In accordance with the Company’s Restated Articles of Incorporation, the Company’s directors are divided into three classes that serve staggered three-year terms, such that approximately one-third of the directors stand for election each year. The experience our Board members gain through three year terms gives them a better understanding of our Company, our industry, and our culture. The classified board structure ensures that at all times, a majority of our Board will have the benefit of prior experience with SCI’s business, strategic goals, competition, trends and risks, which is beneficial for long-term planning and oversight of the Company’s business. The Board also believes that the classified board structure assists the Board in recruiting director candidates who will make a long-term commitment to the Company, its shareholders, employees, customers and other stakeholders. The Board believes it is important that directors have the commitment to serve for an appropriate term given the initial and ongoing time investment required to properly understand our operations.

Classified Board Protects Shareholder Value

In an unsolicited takeover situation, a classified board can enhance our ability to achieve the best results for all of our shareholders by encouraging potential acquirors to negotiate at arms-length with the Board, and providing for a more orderly process for directors to consider alternatives to maximize shareholder value. Absent a classified board, a potential acquiror could gain control of the Board by replacing a majority of directors with its own slate of nominees at a single annual meeting without paying any premium to SCI’s shareholders.

Our Board is Accountable to the Company’s Shareholders

The Board of Directors does not believe that accountability of directors will be enhanced by annual elections. Our directors are committed to acting in the best interests of the Company, and are required by law to fulfill fiduciary duties owed to the Company, regardless of the length of their term. Shareholders have an annual opportunity to express approval or disapproval of the performance of the Board of Directors as each class stands for reelection. In addition, shareholders have a direct line of communication with members of the Company’s Board of Directors and may write, as applicable, to the full Board of Directors, a particular committee or a specific director, as described in answer to the first Question on page 3. Director accountability and fiduciary responsibility exist not only in an election year, but are inherent continuous duties of each director in each class each year.

Three-Year Terms Enhance our Board’s Independence

The Board believes that a significant majority of directors should be independent. Currently, eight of eleven directors are independent. The Board believes that a three-year term enhances the independence of our non-employee directors by providing them with more time to develop their understanding of, and experience with, SCI’s business, making them less dependent on the views and perspectives of management. The Board also believes that a classified board enhances independence from special interest groups whose particular agenda or goals may be of interest to certain shareholders, but not representative of the best interest of all of our shareholders. The freedom to focus on the long-term interests of the Company as opposed to an annual nomination process leads to greater independence and better governance.

Important Note

It is important to note that shareholder approval of this non-binding proposal would not itself result in the annual election of directors. Under the Company’s Restated Articles of Incorporation and Bylaws, to change the class structure of the Board, the Board must first authorize amendments to the Company’s governance documents, which amendment then must be approved by the holders of at least 80% of all classes of outstanding stock of the Company entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL TO ELECT EACH DIRECTOR ANNUALLY

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all required Form 3, 4 and 5 reports for transactions occurring in 2013 were timely filed.
Proxy Solicitation
In addition to solicitation by mail or internet, further solicitation of proxies may be made by mail, facsimile, telephone or oral communication following the original solicitation by directors, officers and regular employees of the Company who will not be additionally compensated therefore, or by its transfer agent. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners.
Other Business
The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.
Submission of Shareholder Proposals
Any proposal to be presented by a shareholder at the Company's 2015 Annual Meeting of Shareholders must be received by the Company by December 3, 2014, so that it may be considered by the Company for inclusion in its proxy statement relating to that meeting.
Pursuant to the Company's Bylaws, any holder of Common Stock of the Company desiring to bring business before the Company's 2015 Annual Meeting of Shareholders in a form other than a shareholder proposal in accordance with the preceding paragraph must give advance written notice in accordance with the Bylaws that is received by the Company, addressed to the Secretary, no earlier than January 13, 2015 and no later than February 3, 2015. Any notice pursuant to this or the preceding paragraph should be addressed to the Secretary, Service Corporation International, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.
To avoid unnecessary expense, please return your proxy regardless of the number of shares that you own. Simply date, sign and return the enclosed proxy in the enclosed business reply envelope. Thank you.
Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548
April 3, 2014

Annex A

NON-GAAP FINANCIAL MEASURE
Diluted earnings per share from continuing operations excluding special items is a non-GAAP financial measure. We believe this non-GAAP financial measure provides a consistent basis for comparison between years and better reflects the performance of our core operations, as it is not influenced by certain income or expense items not affecting continuing operations. We also believe this measure helps facilitate comparisons to our competitors' operating results.
Set forth below is a reconciliation of our GAAP diluted earnings per share to diluted earnings per share from continuing operations excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In Millions, except diluted EPS)	Twelve Months Ended December 31,

	2013		2012

	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$143.8	$0.67	$152.5	$0.70
After-tax reconciling items:
Impact of divestitures and impairment charges, net	4.9	0.02	1.6	0.01
System and process transition costs	5.3	0.02	5.9	0.02
Stewart acquisition and transition costs	33.3	0.16	—	—
(Gains) losses on early extinguishment of debt, net	(0.3)	—	14.4	0.07
Legal defense fees and other matters	7.4	0.03	—	—
Change in certain tax reserves	4.9	0.02	0.6	—
Earnings from continuing operations and diluted earnings per share excluding special items	$199.3	$0.92	$175.0	$0.80

Diluted weighted average shares outstanding (in thousands)		216,014		219,066

A-1

Annex B

2013 Reference Group

A. O. Smith Corporation
Acxiom Corporation
Alliant Energy Corporation
American Axle & Manufacturing Holdings, Inc.
ANN INC.
Armstrong World Industries, Inc.
Associated Banc-Corp
The Babcock & Wilcox Company
Barnes Group Inc.
Beam Inc.
Belk, Inc.
Black Hills Corporation
Boise Inc.
The Bon-Ton Stores, Inc.
Briggs & Stratton Corporation
Broadridge Financial Solutions, Inc.
Brown-Forman Corporation
Career Education Corporation
Carter's, Inc.
Chipotle Mexican Grill, Inc.
Chiquita Brands International, Inc.
Church & Dwight Company, Inc.
CME Group Inc.
Comerica Incorporated
Constellation Brands, Inc.
Cott Corporation
Crosstex Energy, Inc.
Curtiss-Wright Corporation
Deluxe Corporation
DineEquity, Inc.
Donaldson Company, Inc.
DST Systems, Inc.
Duke Realty Corporation
The Dun & Bradstreet Corporation
Dynegy Inc.
Edison Mission Energy
Edwards Lifesciences Corporation

EnergySolutions, Inc
Equifax Inc.
Exide Technologies
Fifth & Pacific Companies Inc
Fortune Brands Home & Security, Inc.
Furniture Brands International, Inc.
Gardner Denver, Inc.
GATX Corporation
GenOn Energy
Global Payments Inc.
H&R Block, Inc.
H.B. Fuller Company
The Hanover Insurance Group, Inc.
Herman Miller, Inc.
Huntington Bancshares Incorporated
Hyatt Hotels Corporation
IDEX Corporation
Iron Mountain Incorporated
ITT Corporation
Jack in the Box Inc.
Jones Lang LaSalle Incorporated
Kaman Corporation
Kennametal Inc.
Leggett & Platt, Incorporated
Lennox International Inc.
Martin Marietta Materials, Inc.
McCormick & Company, Incorporated
Mead Johnson Nutrition Company
Molson Coors Brewing Company
Moody's Corporation
Mueller Water Products, Inc.
National Rural Utilities Cooperative Finance Corp.
Newfield Exploration Company
Nordson Corporation
OGE Energy Corp.
Oil States International, Inc.
Olin Corporation

OMNOVA Solutions Inc.
Packaging Corporation of America
Papa John's International, Inc.
Paychex, Inc.
Pentair, Inc.
People's United Financial, Inc.
Plains Exploration & Production Company
Polaris Industries Inc.
Portland General Electric Company
Protective Life Corporation
Rayonier Inc.
Regency Energy Partners LP
Revlon, Inc.
Robert Half International Inc.
Sauer-Danfoss Inc.
The Scotts Miracle-Gro Company
Snap-on Incorporated
Solutia Inc.
Steelcase Inc.
Superior Energy Services, Inc.
SuperMedia Inc.
TD Ameritrade Holding Corporation
Tower International
Trinity Industries, Inc.
Tupperware Brands Corporation
Unisys Corporation
Unit Corporation
Valmont Industries, Inc.
The Valspar Corporation
Vulcan Materials Company
Waters Corporation
Wendy's International, Inc.
WGL Holdings, Inc.
Williams-Sonoma, Inc.
Woodward Inc.
Burger King Corporation
James Hardie

B-1

Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548

SERVICE CORPORATION INTERNATIONAL ATTN: INVESTOR RELATIONS 1929 ALLEN PARKWAY HOUSTON, TX 77019
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For	Withhold	For All		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote			All	All	Except
FOR the following:			☐	☐	☐
1	Election of Directors
Nominees

01	Thomas L. Ryan	02	Malcolm Gillis		03	Clifton H. Morris, Jr.	04	W. Blair Waltrip

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	To approve the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.							☐	☐	☐

3	To approve, by advisory vote, named executive officer compensation.							☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.

4	To approve the shareholder proposal to elect each director annually.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

SERVICE CORPORATION INTERNATIONAL PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS For The Annual Meeting of Shareholders May 14, 2014

The undersigned hereby appoints Thomas L. Ryan, Gregory T. Sangalis and Eric D. Tanzberger, and each or any of them as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the "Company") to be held in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas at 9:00 a.m. Houston time on May 14, 2014, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of directors, FOR approval of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm, FOR approval by advisory vote of named executive officer compensation, and AGAINST the shareholder proposal to elect each director annually.

Continued and to be signed on reverse side